Exhibit 99(a)(1)(A)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

MMODAL INC.

a Delaware Corporation

at

$14.00 Net Per Share

by

LEGEND ACQUISITION SUB, INC.

a wholly owned direct subsidiary of

LEGEND PARENT, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 13, 2012, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Legend Acquisition Sub, Inc., a Delaware corporation (which we refer to as the “Purchaser”) and a wholly owned direct subsidiary of Legend Parent, Inc., a Delaware corporation (which we refer to as the “Parent”), which is controlled by One Equity Partners V, L.P., a Cayman Islands exempted limited partnership, is offering to purchase for cash all of the outstanding shares of common stock, par value $0.10 per share (the “Shares”), of MModal Inc., a Delaware corporation (which we refer to as “MModal”), at a purchase price of $14.00 per Share (the “Offer Price”), net to the seller thereof in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” which, together with this Offer to Purchase constitutes the “Offer”).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 2, 2012 (as it may be amended from time to time, the “Merger Agreement”), by and among the Parent, the Purchaser and MModal. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into MModal (the “Merger”), with MModal continuing as the surviving corporation in the Merger and a wholly owned direct subsidiary of the Parent. In certain cases, the Parent, the Purchaser and MModal have agreed in the Merger Agreement to proceed with a one-step merger transaction if the Offer is not consummated. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (excluding Shares held (i) by MModal as treasury stock or held by the Parent or the Purchaser (including as a result of an exercise of the Top-Up Option (as defined below in the “Summary Term Sheet”) if necessary to ensure that at least 90% of the Shares are owned by the Purchaser) and (ii) by stockholders who validly demand appraisal rights under Delaware law with respect to such Shares), will be cancelled and converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon and less any applicable withholding taxes. As a result of the Merger, MModal will cease to be a publicly traded company and will become wholly owned by the Parent. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

The Offer is conditioned upon, among other things, (a) the absence of a termination of the Merger Agreement in accordance with its terms and (b) the satisfaction of (i) the Minimum Tender Condition (as described below), (ii) the Financing Proceeds Condition (as described below), (iii) the HSR Condition (as described below) and (iv) the Governmental Authority Condition (as described below). The Minimum Tender Condition requires that the number of Shares validly tendered in accordance with the terms of the Offer and not validly withdrawn on or prior to 11:59 p.m. (New York City time) on August 13, 2012 (the “Expiration Date,” unless the Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire) shall equal at least a majority of the outstanding Shares on a fully diluted basis as of the Expiration Date. The Financing Proceeds Condition requires that the Parent (either directly or through its subsidiaries) shall have received the proceeds of the Debt Financing (as defined in this Offer to Purchase) (or any alternative financing from alternative sources upon terms no less favorable, in the aggregate, to the Parent and the Purchaser) or the lenders party to the Debt Commitment Letter (as defined in this Offer to Purchase) (or a new debt commitment letter for any alternative financing from alternative sources upon terms no less favorable, in the aggregate, to the Parent and the Purchaser) shall have definitively and irrevocably confirmed to the Parent and the Purchaser that the Debt Financing (or any alternative financing from alternative sources upon terms no less favorable, in the aggregate, to the Parent and the Purchaser) in an amount sufficient to consummate the Offer, the Merger and the other transactions contemplated pursuant to the Merger Agreement will be available at the Offer Closing (as defined in this Offer to Purchase) on the terms and conditions set forth in the Debt Commitment Letter (or a new debt commitment letter for any alternative financing from alternative sources upon terms no less favorable, in the aggregate, to the Parent and the Purchaser). The HSR Condition requires that any applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) relating to the purchase of Shares pursuant to the Offer or the consummation of the Merger shall have expired or otherwise been terminated. Under the HSR Act, JP Morgan Chase & Co. filed on July 16, 2012, and MModal will file, a Premerger Notification and Report Form with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice in connection with the purchase of Shares in the Offer and the Merger. The Governmental Authority Condition requires that no governmental authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of enjoining, making illegal or otherwise prohibiting the making of the Offer or the consummation of the Offer, the Merger or the consummation of the Merger, or preventing or prohibiting the Offer or the Merger. The Offer also is subject to other conditions as described in this Offer to Purchase. See Section 15 — “Certain Conditions of the Offer.”

After careful consideration, MModal’s board of directors, among other things, has by unanimous vote (other than Mr. Roger L. Davenport, who was not present for the deliberations or the vote) (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Offer and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the stockholders of MModal and (iii) recommended that the stockholders of MModal accept the Offer, tender their Shares to the Purchaser pursuant to the Offer and, if necessary, adopt the Merger Agreement.

A summary of the principal terms of the Offer appears on pages S-1 through S-10. You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares in the Offer.

July 17, 2012

IMPORTANT

If you desire to tender all or any portion of your Shares to the Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal and any other required documents to Computershare Trust Company, N.A., in its capacity as depositary for the Offer (which we refer to as the “Depositary”), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” in each case prior to the Expiration Date, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to the Purchaser pursuant to the Offer.

If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry, or you cannot deliver all required documents to the Depository prior to the Expiration Date, you may tender your Shares to the Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

* * * * *

Questions and requests for assistance should be directed to the Information Agent (as described herein) at its address, telephone numbers and email address set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, and other materials related to the Offer may also be obtained for free from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, and any other material related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission (the “SEC”) at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the related Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.

The Offer has not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.

The Information Agent for the Offer is:

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

Banks and Brokerage Firms, Please Call: (212) 440-9800

Stockholders and All Others, Call Toll-Free: (888) 505-6583

Email: MModal@georgeson.com

i

SUMMARY TERM SHEET

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase, the Letter of Transmittal and other related materials. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. The Parent and the Purchaser have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning MModal contained herein and elsewhere in this Offer to Purchase has been provided to the Parent and the Purchaser by MModal or has been taken from or is based upon publicly available documents or records of MModal on file with the SEC or other public sources at the time of the Offer. The Parent and the Purchaser have not independently verified the accuracy and completeness of such information. The Parent and the Purchaser have no knowledge that would indicate that any statements contained herein relating to MModal provided to the Parent and the Purchaser or taken from or based upon such documents and records filed with the SEC are untrue or incomplete in any material respect.

Securities Sought	All outstanding shares of common stock, par value $0.10 per share, of MModal Inc. (the “Shares”).

Price Offered Per Share	$14.00 net to the seller in cash, without interest thereon and less any applicable withholding taxes (the “Offer Price”).

Scheduled Expiration of Offer	11:59 p.m. (New York City time) on August 13, 2012, unless the Offer (as defined below) is extended or terminated. See Section 1 — “Terms of the Offer.”

Purchaser	Legend Acquisition Sub, Inc., a Delaware corporation (the “Purchaser”) and a wholly owned direct subsidiary of Legend Parent, Inc., a Delaware corporation (the “Parent”).

MModal’s board of directors Recommendation	The board of directors of MModal Inc. (the “MModal Board”) recommended that the stockholders of MModal accept the Offer, tender their Shares to the Purchaser in the Offer and, if necessary, adopt the Merger Agreement (as described below) and approve the transactions contemplated thereby.

Who is offering to buy my Shares?

Legend Acquisition Sub, Inc., or the Purchaser, a wholly owned direct subsidiary of Legend Parent, Inc., or the Parent, is offering to purchase for cash all of the outstanding Shares. The Purchaser is a Delaware corporation which was formed for the sole purpose of making the Offer and completing the process by which the Purchaser will be merged with and into MModal. The Parent is controlled by One Equity Partners V, L.P., a Cayman Islands exempted limited partnership (“Sponsor”). See the “Introduction” and Section 8 — “Certain Information Concerning the Parent and the Purchaser.”

Unless the context indicates otherwise, in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”), we use the terms “us,” “we” and “our” to refer to the Purchaser and, where appropriate, the Parent. We use the term the “Parent” to refer to Legend Parent, Inc. alone, the term the “Purchaser” to refer to Legend Acquisition Sub, Inc. alone and the terms “MModal” and the “Company” to refer to MModal Inc. alone.

How many Shares are you offering to purchase in the Offer?

We are making an offer to purchase for cash all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (as may be amended or supplemented from time to time, the “Letter of Transmittal” which, together with this Offer to Purchase constitutes the “Offer”). See the “Introduction” and Section 1 — “Terms of the Offer.”

Why are you making the Offer?

We are making the Offer because we want to acquire the entire equity interest in MModal. If the Offer is consummated, the Parent intends immediately to have the Purchaser consummate the Merger (as described below) after consummation of the Offer. Upon consummation of the Merger, MModal would cease to be a publicly traded company and would be a wholly owned direct subsidiary of the Parent.

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $14.00 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction,” Section 1 — “Terms of the Offer,” and Section 2 — “Acceptance for Payment and Payment for Shares.”

Is there an agreement governing the Offer?

Yes. The Parent, the Purchaser and MModal have entered into an Agreement and Plan of Merger, dated as of July 2, 2012 (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of the Purchaser with and into MModal (the “Merger”), with MModal continuing as the surviving corporation (which we refer to as the “Surviving Corporation”) in the Merger and a wholly owned direct subsidiary of the Parent. See Section 11 — “The Merger Agreement; Other Agreements” and Section 15 — “Certain Conditions of the Offer.”

What does the MModal Board recommend with respect to the Offer and the Merger?

After careful consideration, MModal’s board of directors, among other things, has by unanimous vote (other than Mr. Roger L. Davenport, who was not present for the deliberations or the vote) (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Offer and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the stockholders of MModal and (iii) recommended that the stockholders of MModal accept the Offer, tender their Shares to the Purchaser pursuant to the Offer and, if necessary, adopt the Merger Agreement.

A more complete description of (i) the reasons of MModal’s board of directors’ approval of the Offer and the Merger and (ii) the reasons for Mr. Davenport’s absence from the deliberations and the vote, is or will be set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of MModal.

Will you have the financial resources to make payment?

Yes, we will have sufficient resources available to us. We estimate that we will need approximately $1,137 million to complete the Offer and the Merger, to repay existing debt of MModal, and to pay related transaction fees and expenses at the closing of the Merger. The Parent has obtained commitments from Bank of America, N.A. and Royal Bank of Canada to provide the full amount of a $500 million senior secured credit facility (consisting of a $440 million term loan facility, less the amount of any deferred acquisition payments not made by MModal before the closing of the Merger, and a $60 million revolving credit facility) (which we refer to as the “Senior Secured Facility”). The proceeds of loans under the revolving credit facility will primarily be used after the closing of the Merger for working capital and other general corporate purposes. Additionally, the Purchaser expects to either (i) issue and sell senior unsecured notes (which we refer to as the “Senior Notes”) in a Rule 144A or other private placement on or prior to the consummation of the Offer yielding at least $250 million in aggregate principal amount, or (ii) if and to the extent the Purchaser does not, or is unable to issue Senior Notes yielding at least $250 million aggregate principal amount on or prior to the consummation of the Offer, obtain up to $250 million in loans under a new senior unsecured bridge facility (which we refer to as the “Bridge Facility” and together with the Senior Secured Facility and the Senior Notes, the “Debt Financing”) less the amount of Senior Notes, if any, issued on or prior to the consummation of the Offer. Sponsor has provided an equity commitment of up to $447 million to the Parent (the “Equity Financing”), which, in addition to the Debt Financing, the Parent and the Purchaser anticipate will be sufficient, together with cash on hand of the Surviving Corporation, to consummate the Merger, repay or refinance certain of MModal’s existing indebtedness and pay fees and expenses in connection with the Offer and the Merger and fund working capital at the closing of the Merger. Funding of the Debt Financing and Equity Financing is subject to the satisfaction of various conditions set forth in the commitment letters pursuant to which the Debt Financing and Equity Financing will be provided (including the requirement of the Purchaser to be able to promptly effect the Merger). If we acquire at least 90% of the Shares in the Offer, we intend to effect the Merger without any further action by the stockholders of MModal. If we acquire less than 90% of the Shares in the Offer, provided the Minimum Tender Condition (as described below) is satisfied, we will be deemed to have exercised the Top-Up Option (as described below), and we will thereafter effect the Merger without any further action by the stockholders of MModal. See Section 9 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Shares in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•

The Purchaser was organized solely in connection with the Offer and the Merger and, prior to the Expiration Date (as defined below), will not carry on any activities other than in connection with the Offer and the Merger;

•	the Offer is being made for all outstanding Shares solely for cash;

•	we have received Equity Financing and Debt Financing commitments in respect of funds sufficient to purchase all Shares tendered pursuant to the Offer; and

•	if we consummate the Offer, we expect to acquire all remaining Shares for the same cash price in the Merger.

How long do I have to decide whether to tender my Shares in the Offer?

You will have until 11:59 p.m. (New York City time) on August 13, 2012, unless we extend the Offer pursuant to the terms of the Merger Agreement (such date and time, as it may be extended in accordance with the terms of the Merger Agreement, the “Expiration Date”) or the Offer is earlier terminated in accordance with the terms of the Merger Agreement. Further, if you cannot deliver everything that is required in order to make a valid tender of your Shares by that time, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an Eligible Institution (as defined in this Offer to Purchase) may guarantee that the missing items will be received by the Depositary (as defined below) within three trading days on the NASDAQ Global Select Market (“Nasdaq”).

Acceptance for payment of Shares pursuant to and subject to the conditions of the Offer, which shall occur on or about August 16, 2012, unless we extend the Offer pursuant to the terms of the Merger Agreement, is referred to as the “Offer Closing,” and the date on which such Offer Closing occurs is referred to as the “Offer Closing Date.” The date and time at which on which the Merger becomes effective is referred to as the “Effective Time.” See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

Yes. We have agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms:

•

if any Offer condition shall not have been satisfied or waived, then the Purchaser may and, if requested by MModal, the Purchaser shall, and the Parent shall cause the Purchaser to, extend the Offer on one or more occasions, in consecutive increments of up to five business days (or such longer period as MModal, the Parent and the Purchaser shall agree), in each case, in compliance with Rule 14e-1(d) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that the maximum number of days that the Offer may be extended pursuant to this extension provision in circumstances where all of the conditions to the Offer are satisfied other than the Minimum Tender Condition shall be 20 business days;

•

if the Marketing Period (as described in Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement — Marketing Period”) has not ended, then the Offer will be automatically extended until the earliest to occur of (A) any business day before or during the Marketing Period as may be specified by the Parent on no less than two business days’ prior notice to MModal and (B) the first business day after the final day of the Marketing Period; and

•

if the Offer is required to be extended by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer, then the Offer will be automatically extended for the minimum period required by such rule, regulation, interpretation or position.

However, in no event shall the Purchaser be required to extend the Offer beyond December 31, 2012 (which we refer to as the “Termination Date”). See Section 1 — “Terms of the Offer” of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform Computershare Trust Company, N.A, which is the depositary for the Offer (the “Depositary”), of any extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1 — “Terms of the Offer.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•

that there shall have been validly tendered and not validly withdrawn on or prior to the Expiration Date that number of Shares which would represent at least a majority of the Shares outstanding on a fully diluted basis as of the Expiration Date (the “Minimum Tender Condition”);

•	the expiration or termination of any applicable waiting period (or any extension thereof) under the HSR Act relating to the purchase of Shares pursuant to the Offer or the consummation of the Merger;

•

that no governmental authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of enjoining, making illegal or otherwise prohibiting the making of the Offer, the consummation of the Offer, the Merger or the consummation of the Merger, or preventing or prohibiting the Offer or the Merger;

•

that the representations and warranties of MModal (A) relating to (i) its authority relative to the Merger Agreement (as described in the Merger Agreement) (ii) the absence of certain changes or events (as described in the Merger Agreement), (iii) the opinion of the financial advisor (as described in the Merger Agreement), (iv) the takeover statutes (as described in the Merger Agreement), (v) the vote required (as described in the Merger Agreement), shall be true and correct in all respects at and as of the date of the Merger Agreement and as of the Offer Closing with the same effect as though made as of the Offer Closing, (B) relating to capitalization (as described in the Merger Agreement) shall be true and correct in all material respects at and as of the date of the Merger Agreement and as of the Offer Closing with the same effect as though made as of the Offer Closing (except to the extent expressly made as of an earlier date, in which case as of such date), and (C) as set forth in all the other representations and warranties of MModal in the Merger Agreement (other than the representations and warranties referred to in the foregoing clauses (A) or (B)) without giving effect to any materiality or “Company Material Adverse Effect” (as described below) qualifications therein, shall be true and correct at and as of the date of the Merger Agreement and as of the Offer Closing with the same effect as though made as of the Offer Closing (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of this clause (C) for such failures to be true and correct as would not have or reasonably be expected to have, individually or in the aggregate, a “Company Material Adverse Effect”. For purposes of clause (B) above, if one or more inaccuracies would be reasonably likely to cause the aggregate amount required to be paid by the Parent or the Purchaser to consummate the Offer, effectuate the Merger, exercise the Top-Up Option, refinance the indebtedness of MModal, acquire, directly or indirectly, all of the outstanding equity interests in MModal’s subsidiaries and pay all fees and expenses in connection therewith to increase by $500,000 or more, such inaccuracy or inaccuracies will be considered material;

•

that MModal shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it under the Merger Agreement on or prior to the Offer Closing;

•	that the Merger Agreement shall not have been terminated in accordance with its terms;

•

that the Parent (either directly or through its subsidiaries) shall have received the proceeds of the Debt Financing (or any alternative financing from alternative sources upon terms no less favorable, in the aggregate, to the Parent and the Purchaser) or the lenders party to the debt commitment letter (or a new debt commitment letter for any alternative financing from alternative sources upon terms no less favorable, in the aggregate, to the Parent and the Purchaser) shall have definitively and irrevocably confirmed to the Parent and the Purchaser that the Debt Financing (or any alternative financing from alternative sources upon terms no less favorable, in the aggregate, to the Parent and the Purchaser) in an amount sufficient to consummate the Offer, the Merger and the other transactions contemplated pursuant to the Merger Agreement will be available at the Offer Closing on the terms and conditions set forth in the debt commitment letter (or a new debt commitment letter for any alternative financing from alternative sources upon terms no less favorable, in the aggregate, to the Parent and the Purchaser) (the “Financing Proceeds Condition”); and

•

that in the event that the exercise of the Top-Up Option is necessary to ensure that the Parent or the Purchaser owns at least 90% of the outstanding Shares immediately after the Offer Closing, (i) there shall not exist under applicable law any restriction or legal impediment on the Purchaser’s ability and right to exercise the Top-Up Option and (ii) the Shares issuable upon exercise of the Top-Up Option together with the Shares validly tendered in the Offer and not properly withdrawn are sufficient for the Purchaser to reach at least 90% of the outstanding Shares immediately after the Offer Closing (after giving effect to such exercise).

The foregoing conditions shall be in addition to, and not a limitation of, the rights of the Parent and the Purchaser to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement, including, without limitation, the Purchaser’s obligation to terminate the Offer if, at any then-scheduled Expiration Date each condition to the Offer has not been satisfied or waived, proceeds of the Debt Financing (or any alternative financing from alternative sources upon terms no less favorable, in the aggregate, to the Parent and the Purchaser) are not funded pursuant to the terms of the debt commitment letter (or a new debt commitment letter for any alternative financing from alternative sources upon terms no less favorable, in the aggregate, to the Parent and the Purchaser) and no further extensions or re-extensions of the Offer are elected or required under the terms of the Merger Agreement.

The Offer also is subject to a number of other conditions set forth in this Offer to Purchase. The Purchaser expressly reserves the right to waive, in whole or in part, any condition to the Offer or modify the terms of the Offer; provided, however, that, without the written consent of MModal, the Purchaser cannot, and the Parent will not permit the Purchaser to, (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive satisfaction of the Minimum Tender Condition, (v) impose additional conditions to the Offer, (vi) except as expressly provided in the Merger Agreement, terminate, accelerate, extend or otherwise amend or modify the Expiration Date, (vii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act, (viii) amend, modify or supplement any Offer condition in a manner adverse in any material respect to any holder of Shares or (ix) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to any holder of Shares. See Section 15 — “Certain Conditions of the Offer.”

Have any MModal stockholders agreed to tender their Shares?

Yes. Concurrently with the execution of the Merger Agreement, investment funds affiliated with S.A.C. Private Capital Group LLC entered into a support agreement with the Parent and the Purchaser (which we refer to as the “Support Agreement”) pursuant to which such stockholders have agreed, among other things, to (i) tender the Shares beneficially owned by them in the Offer and (ii) support the Merger and the other transactions contemplated thereby, each on the terms and subject to the conditions set forth in the Support Agreement. The Shares subject to the Support Agreement comprise approximately 31% of the outstanding Shares. The Support Agreement will terminate upon certain circumstances, including upon termination of the Merger Agreement. See Section 12 — “Purpose of the Offer; Plans for MModal.”

How do I tender my Shares?

If you hold your Shares directly as the registered owner, you can (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary or (ii) follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase, not later than the Expiration Date. The Letter of Transmittal is enclosed with this Offer to Purchase.

If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery. Furthermore, for purposes of satisfying the Minimum Tender Condition, Shares tendered in accordance with the foregoing procedure will only be counted towards the Minimum Tender Condition if the missing items are received by the Depository prior to the Expiration Date. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

You may withdraw your previously tendered Shares at any time until the Expiration Date. Pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after September 15, 2012, which is the 60th day after the date of the commencement of the Offer, unless prior to that date the Purchaser has accepted for payment the Shares validly tendered in the Offer. See Section 4 — “Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”

If the Offer is completed, will MModal continue as a public company?

No. Following the purchase of Shares in the Offer, we expect to complete the Merger. If the Merger takes place, the Shares no longer will be publicly traded. Even if the Merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through Nasdaq or other securities exchanges and there may not be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. See Section 13 — “Certain Effects of the Offer.”

If I decide not to tender, how will the Offer affect my Shares?

If the Offer is consummated and certain other conditions are satisfied, the Purchaser will merge with and into MModal and each Share issued and outstanding immediately prior to the Effective Time (excluding Shares held (i) by MModal as treasury stock or held by the Parent or the Purchaser (including as a result of an exercise of the Top-Up Option (as defined below) (if necessary to ensure that at least 90% of the Shares are owned by the Purchaser) and (ii) by stockholders who validly demand appraisal rights under Delaware law with respect to such

Shares), shall be cancelled and converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon and less any applicable withholding taxes. If we accept and purchase Shares in the Offer, we will have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of MModal. Furthermore, if pursuant to the Offer or otherwise we own at least 90% of the outstanding Shares, we may effect the Merger without any further action by the stockholders of MModal. See Section 11 — “The Merger Agreement; Other Agreements.”

If the Merger is consummated, MModal’s stockholders who do not tender their Shares in the Offer will, unless they validly exercise appraisal rights in accordance with Delaware law (as described below), receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer and the Merger are completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you may be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer but will be available to you in the Merger to the extent validly exercised. See Section 17 — “Appraisal Rights.” However, if the Offer is consummated but the Merger is not consummated, the number of MModal’s stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, as described in Section 13 — “Certain Effects of the Offer,” MModal may cease making certain filings with the SEC. See the “Introduction” to this Offer to Purchase and Section 13 — “Certain Effects of the Offer.”

What is the market value of my Shares as of a recent date?

On July 2, 2012, the last full trading day before the public announcement of the terms of the Offer and the Merger, the reported closing sales price of the Shares on Nasdaq was $12.93 per Share. On July 16, 2012, the last full trading day before the commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $14.02 per Share. The Offer Price represents an 8.3% premium over the July 2, 2012 closing stock price. See Section 6 — “Price Range of Shares; Dividends.”

What is the “Top-Up Option” and when will it be exercised?

Under the Merger Agreement, if we do not acquire at least 90% of the outstanding Shares in the Offer after our acceptance of, and payment for Shares pursuant to the Offer, we have been granted an irrevocable option, subject to certain limitations, to purchase from MModal the number of additional Shares sufficient to cause us to own one share more than 90% of the Shares then outstanding at a price per Share equal to the Offer Price. The Top-Up Option is exercisable only once, in whole but not in part. We refer to this option as the “Top-Up Option.”

If necessary for us to own at least 90% of the Shares outstanding after all the conditions to the Offer have been satisfied or waived and after acceptance for payment of Shares validly tendered in the Offer, we will be deemed to have exercised the Top-Up Option on the Offer Closing Date in order to allow a short-form merger to be completed. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement — Top-Up Option” and Section 12 — “Purpose of the Offer; Plans for MModal.”

Will I have appraisal rights in connection with the Offer?

No appraisal rights will be available to you in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders will be entitled to appraisal rights in connection with the Merger if they did not tender Shares in the Offer and did not vote in favor of the Merger (if a vote on the Merger is held), subject to and in accordance with Delaware law. Stockholders must properly perfect their right to seek appraisal under Delaware law in connection with the Merger in order to exercise appraisal rights. See Section 17 — “Appraisal Rights.”

What will happen to my stock options in the Offer?

The Offer is made only for Shares and is not made for any stock options to purchase Shares, including options that were granted under any MModal equity compensation plan (“Options”). Pursuant to the Merger Agreement, as of the earlier to occur of the Offer Closing and the Effective Time (such earlier time, the “Acceleration Time”), each Option that is outstanding and unexercised immediately prior to the Acceleration Time (whether vested or unvested) will be cancelled without any action on the part of any holder of such Option in consideration for the right immediately prior to the Acceleration Time to receive, as promptly as reasonably practicable after the Effective Time, a cash payment equal to the product of (i) the number of Shares subject to such Option and (ii) the excess of the Offer Price over the per-Share exercise price of such Option, without interest thereon and less any applicable withholding taxes. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement — Treatment of Options.”

What will happen to my restricted stock awards in the Offer?

As of immediately prior to the Offer Closing, each outstanding Share that is subject to restrictions on transfer and/or forfeiture (which we refer to as “Restricted Stock Awards”) will become or otherwise be deemed vested and all restrictions thereon will lapse, in each case, in accordance with the terms of the equity plan and/or award agreement governing such Restricted Stock Awards and each holder thereof shall have the right to tender (or to direct the Company to tender on his or her behalf) the Shares underlying the Restricted Stock Awards then held (net of any Shares withheld to satisfy required withholding taxes) into the Offer. To the extent any Shares underlying the Restricted Stock Awards are not so tendered or the Offer Termination (as defined in this Offer to Purchase) shall have occurred, upon the Effective Time, each such Share underlying the Restricted Stock Awards shall be cancelled and converted into the right to receive the Merger Consideration (as defined in this Offer to Purchase), less any applicable withholding taxes, in accordance with the Merger Agreement. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement — Treatment of Restricted Stock Awards.”

What will happen to my time-vesting restricted stock units in the Offer?

As of immediately prior to the Acceleration Time, each outstanding restricted stock unit (other than Performance Stock Units (as described below)) that is outstanding immediately prior to the Acceleration Time (which we refer to as “Restricted Stock Units”) whether or not then vested, shall fully vest immediately prior to, and then shall be cancelled at, the Acceleration Time (each, a “Cancelled Restricted Stock Unit”), and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Cancelled Restricted Stock Unit, as soon as reasonably practicable after the Effective Time, an amount in cash, without interest thereon and less any applicable withholding taxes, equal to the product of (i) the Offer Price and (ii) the number of Shares subject to such Cancelled Restricted Stock Unit. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement — Treatment of Restricted Stock Units.”

What will happen to my performance vesting restricted stock units in the Offer?

As of immediately prior to the Acceleration Time, each outstanding restricted stock unit that is outstanding immediately prior to the Acceleration Time which vests based on the achievement of performance conditions (which we refer to as “Performance Stock Units”) whether or not then vested, shall fully vest (as if all performance conditions have been achieved at the target level) immediately prior to, and then shall be cancelled at, the Acceleration Time (each, a “Cancelled Performance Stock Unit”), and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Cancelled Performance Stock Unit, as soon as reasonably practicable after the Effective Time, an amount in cash, without interest thereon and less any applicable withholding taxes, equal to the product of (i) the Offer Price and (ii) the number of Shares subject to such Cancelled Performance Stock Unit. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement — Treatment of Performance Stock Units.”

What are the material United States federal income tax consequences of tendering Shares?

The receipt of cash in exchange for your Shares pursuant to the Offer or the Merger generally will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.

We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger. See Section 5 — “Certain United States Federal Income Tax Consequences” for a more detailed discussion of certain United States federal income tax consequences of the Offer and the Merger.

Who should I call if I have questions about the Offer?

You may call Georgeson Inc. at (888) 505-6583 (Toll Free). Banks and brokers may call collect at (212) 440-9800. Georgeson Inc. is acting as the information agent (the “Information Agent”) for our tender offer. See the back cover of this Offer to Purchase for additional contact information.

To the Holders of

Shares of Common Stock of MModal Inc.

INTRODUCTION

Legend Acquisition Sub, Inc., a Delaware corporation (which we refer to as the “Purchaser”) and a wholly owned direct subsidiary of Legend Parent, Inc., a Delaware corporation (which we refer to as the “Parent”), which is controlled by One Equity Partners V, L.P., a Cayman Islands exempted limited partnership (“Sponsor”), is offering to purchase for cash all of the outstanding shares of common stock, par value $0.10 per share (the “Shares”), of MModal Inc., a Delaware corporation (which we refer to as “MModal”), at a purchase price of $14.00 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” which, together with this Offer to Purchase, constitutes the “Offer”).

We are making this Offer pursuant to an Agreement and Plan of Merger, dated as of July 2, 2012 (as it may be amended from time to time, the “Merger Agreement”), by and among the Parent, the Purchaser and MModal. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into MModal (the “Merger”), with MModal continuing as the surviving corporation (which we refer to as the “Surviving Corporation”) in the Merger and a wholly owned direct subsidiary of the Parent. In certain cases, the Parent, the Purchaser and MModal have agreed to proceed with a one-step merger transaction if the Offer is not consummated. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (which we refer to as the “Effective Time”) (excluding Shares held (i) by MModal as treasury stock or held by the Parent or the Purchaser (including as a result of an exercise of the Top-Up Option (as defined below) (if necessary to ensure that at least 90% of the Shares are owned by the Purchaser) and (ii) by stockholders who validly demand appraisal rights under Delaware law with respect to such Shares), shall be cancelled and converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon and less any applicable withholding taxes. As a result of the Merger, MModal will cease to be a publicly traded company and will become wholly owned by the Parent. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares. The Merger Agreement is more fully described in Section 11 — “The Merger Agreement; Other Agreements,” which also contains a discussion of the treatment of Options, Restricted Stock Awards, Restricted Stock Units and Performance Stock Units (each as defined below).

Tendering stockholders who are record owners of their Shares and who tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

The Offer is conditioned upon, among other things, (a) the absence of a termination of the Merger Agreement in accordance with its terms and (b) the satisfaction of (i) the Minimum Tender Condition (as described below), (ii) the Financing Proceeds Condition (as described below), (iii) the HSR Condition (as described below) and (iii) the Governmental Authority Condition (as described below). The Minimum Tender Condition requires that the number of Shares validly tendered in accordance with the terms of the Offer and not validly withdrawn on or prior to 11:59 p.m. (New York City time) on August 13, 2012 (the “Expiration Date,” unless the Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire) shall equal at least a majority of the Shares outstanding on a fully diluted basis as of the Expiration Date. The Financing Proceeds Condition requires that the Parent (either directly or through its subsidiaries) shall have received the proceeds of the Debt Financing (or any alternative financing from alternative sources upon terms no less favorable, in the aggregate, to the Parent and the Purchaser) or the lenders party to the Debt Commitment Letter (as defined below) (or a new debt commitment letter for any alternative financing from alternative sources upon terms no less favorable, in the aggregate, to the Parent and the Purchaser) shall have definitively and irrevocably confirmed to the Parent and the Purchaser that the Debt Financing (or any alternative financing from alternative sources upon terms no less favorable, in the aggregate, to the Parent and the Purchaser) in an amount sufficient to consummate the Offer, the Merger and the other transactions contemplated pursuant to the Merger Agreement will be available at the Offer Closing (as defined below) on the terms and conditions set forth in the Debt Commitment Letter (or a new debt commitment letter for any alternative financing from alternative sources upon terms no less favorable, in the aggregate, to the Parent and the Purchaser). The HSR Condition requires that any applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) relating to the purchase of Shares pursuant to the Offer or the consummation of the Merger shall have expired or otherwise been terminated. Under the HSR Act, JP Morgan Chase & Co. filed on July 16, 2012, and MModal will file , a Premerger Notification and Report Form with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice in connection with the purchase of Shares in the Offer and the Merger. The Governmental Authority Condition requires that no governmental authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of enjoining, making illegal or otherwise prohibiting the making of the Offer or the consummation of the Offer, the Merger or the consummation of the Merger, or preventing or prohibiting the Offer or the Merger. The Offer also is subject to other conditions as described in this Offer to Purchase. See Section 15 — “Certain Conditions of the Offer.”

After careful consideration, MModal’s board of directors (which we refer to as the “MModal Board”), among other things, has by unanimous vote (other than Mr. Roger L. Davenport, who was not present for the deliberations or the vote) (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Offer and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the stockholders of MModal and (iii) recommended that the stockholders of MModal accept the Offer, tender their Shares to the Purchaser pursuant to the Offer and, if necessary, adopt the Merger Agreement.

A more complete description of (i) the MModal Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (ii) the reasons for Mr. Davenport’s absence from the deliberations and the vote, is set forth in MModal’s Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits and annexes attached thereto, the “Schedule 14D-9”), that is being or will be furnished to stockholders in connection Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the sub-heading “Background of the Offer and Merger; Reasons for the Recommendation of the Board.”

MModal has advised the Parent and the Purchaser that on July 12, 2012, 58,646,684 Shares on a fully diluted basis were outstanding. Pursuant to a support agreement which investment funds affiliated with S.A.C. Private Capital Group LLC (the “S.A.C. Shareholders”) entered into with the Parent and the Purchaser (which we refer to as the “Support Agreement”), the S.A.C. Shareholders agreed, among other things, to tender the 17,560,291 Shares (the “S.A.C. Shares”) beneficially owned by them in the Offer subject to the conditions set forth in the Support Agreements. The S.A.C. Shareholders will receive the Offer Price for such Shares tendered in the Offer. The S.A.C. Shares comprise approximately 31% of the outstanding Shares. Assuming the S.A.C. Shares are tendered in the Offer and MModal has not issued additional Shares since July 12, 2012 (other than derivative conversions), the Minimum Tender Condition would be satisfied if at least 11,763,052 Shares (in addition to the S.A.C. Shares) are validly tendered and not validly withdrawn on or prior to the Expiration Date.

Pursuant to the Merger Agreement, the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of the Purchaser immediately prior to the Effective Time, and the officers of the Surviving Corporation shall consist of the officers of MModal immediately prior to the Effective Time.

The Merger is subject to the satisfaction or waiver of certain conditions, including, if required under applicable law, the adoption of the Merger Agreement and approval of the transactions contemplated thereby by the affirmative vote of the holders of at least a majority of the then outstanding Shares. This Offer to Purchase does not constitute a solicitation of proxies, and the Purchaser is not soliciting proxies at this time. If the Purchaser acquires at least 90% of the Shares in the Offer, including pursuant the Top-Up Option (as described below), if applicable, the Purchaser may consummate the Merger under the General Corporation Law of the State of Delaware (the “DGCL”) without a stockholders’ meeting and without the approval of MModal’s other stockholders. In the event that the Minimum Tender Condition is not met, and in certain other circumstances, the parties have agreed to complete the Merger without the prior completion of the Offer, after receipt of the affirmative vote of the holders of a majority of the Shares for the adoption of the Merger Agreement and approval of the transactions contemplated thereby at a validly called special meeting. In that case, the consummation of the Merger would be subject to similar conditions as the conditions to the Offer, other than, among other things, the addition of the stockholder approval requirement and the inapplicability of the Minimum Tender Condition and the Financing Proceeds Condition. See Section 11 — “The Merger Agreement; Other Agreements.”

Certain United States federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in Section 5 — “Certain United States Federal Income Tax Consequences.”

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and promptly pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4 — “Withdrawal Rights.”

Acceptance for payment of Shares pursuant to and subject to the conditions of the Offer which shall occur on or about August 16, 2012 unless we extend the Offer pursuant to the terms of the Merger Agreement, is referred to as the “Offer Closing,” and the date on which such Offer Closing occurs is referred to as the “Offer Closing Date.” The date on which the Merger becomes effective is referred to as the “Effective Time.”

The Offer is conditioned upon, among other things, the absence of a termination of the Merger Agreement in accordance with its terms and the satisfaction of the Minimum Tender Condition, the Financing Proceeds Condition, the HSR Condition, the Governmental Authority Condition and the other conditions described in Section 15 — “Certain Conditions of the Offer.”

We must (i) extend the Offer if requested by MModal, and may extend the Offer in our sole discretion, on one or more occasions, in consecutive increments of up to five business days (or such longer period as MModal, the Parent and the Purchaser shall agree), in each case, in compliance with Rule 14e-1(d) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if any Offer condition shall not have been satisfied or waived, provided that the maximum number of days that the Offer may be extended pursuant to this clause (i) in circumstances where and all of the conditions to the Offer are satisfied other than the Minimum Tender Condition shall be 20 business days; (ii) extend the offer if the Marketing Period (as described below) has not ended until the earliest to occur of (A) any business day before or during the Marketing Period as may be specified by the Parent on no less than two business days’ prior notice to the Company and (B) the first business day after the final day of the Marketing Period; and (iii) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer and; provided, however, that the Purchaser shall not be required to extend the Offer beyond December 31, 2012 (which we refer to as the “Termination Date”).

Subject to the applicable rules and regulations of the SEC, the Parent and the Purchaser expressly reserve the right to waive, in whole or in part, any condition to the Offer or modify the terms of the Offer; provided, however, that, without the written consent of MModal, neither the Parent nor the Purchaser may, (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive satisfaction of the Minimum Tender Condition, (v) impose additional conditions to the Offer, (vi) except as expressly provided in the Merger Agreement, terminate, accelerate, extend or otherwise amend or modify the Expiration Date, (vii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act, (viii) amend, modify or supplement any Offer condition in a manner adverse in any material respect to any holder of Shares or (ix) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to any holder of Shares. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, it currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC. As used in this Offer to Purchase, “business day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by law or executive order to close.

If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum ten business day period generally is required to allow for adequate dissemination to stockholders and investor response. If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

We have agreed not to provide a subsequent offering period, in accordance with Rule 14d-11 under the Exchange Act (each, a “Subsequent Offering Period”) without the prior written consent of MModal. A Subsequent Offering Period is a period of at least three business days, following the satisfaction or waiver of all the conditions to the Offer and the acceptance for payment of all the Shares validly tendered and not properly withdrawn, during which time stockholders whose Shares have not been accepted for payment may tender, but not withdraw, their Shares and receive the Offer Price. If we provide (with MModal’s written consent) a Subsequent Offering Period, we may (subject to MModal’s written consent) extend the Subsequent Offering Period, provided, however, that we are not permitted under U.S. federal securities laws to provide a Subsequent Offering Period of more than 20 business days in the aggregate.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the Expiration Date, any of the conditions to the Offer have not been satisfied. See Section 15 — “Certain Conditions of the Offer.” Under certain circumstances, we may terminate the Merger Agreement and the Offer. Without limiting the generality of the foregoing, if (i) at any then-scheduled expiration of the Offer (A) any Offer condition shall not have been satisfied or waived and (B) no further extensions or re-extensions of the Offer have been duly elected or required, or (ii) the Merger Agreement is terminated, or (iii) there shall exist under applicable law any restriction or legal impediment on the Purchaser’s ability and right to exercise the Top-Up Option and the Purchaser elects to terminate the Offer, then, in each case, the Purchaser shall promptly (and, in any event, within 24 hours following such expiration or termination, but prior to the Offer Closing), irrevocably and unconditionally terminate the Offer. The termination of the Offer pursuant to clause (i) or (ii) of the immediately preceding sentence is referred to as the “Offer Termination,” and the date on which the Offer Termination occurs is referred to as the “Offer Termination Date.” If the Offer is terminated or withdrawn by the Purchaser, the Purchaser shall promptly return, and shall cause the Depository to return, all tendered Shares to the registered holders thereof.

Under the Merger Agreement, if we do not acquire at least 90% of the outstanding Shares in the Offer after our acceptance of, and payment for Shares pursuant to the Offer, we have been granted an irrevocable option (the “Top-Up Option”), subject to certain limitations, to purchase from MModal the number of newly issued, fully paid and nonassessable Shares equal to the lowest number of Shares that, when added to the number of Shares directly or indirectly owned by the Parent and the Purchaser at the time of the exercise of the Top-Up Option sufficient to cause us to own one share more than 90% of the Shares then outstanding immediately after the issuance of the Top-Up Option Shares, at a price per Share equal to the Offer Price. The Top-Up Option is exercisable only once, in whole but not in part. If necessary for us to own at least 90% of the Shares issued and outstanding after conditions to the Offer have been satisfied or waived and after acceptance for payment of Shares validly tendered in the Offer, we will be deemed to have exercised the Top-Up Option on the Offer Closing Date in order to allow a short-form merger to be completed.

MModal has provided us with MModal’s stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other related materials to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on MModal’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares.

Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 15 — “Certain Conditions of the Offer,” we will accept for payment and promptly pay for Shares validly tendered and not properly withdrawn pursuant to the Offer on or after the Expiration Date. If we, with MModal’s written consent, commence a Subsequent Offering Period in connection with the Offer, we will immediately accept for payment and promptly pay for all additional Shares tendered during such Subsequent Offering Period, subject to and in compliance with the requirements of Rule 14d-11(e) under the Exchange Act. Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act and any other applicable foreign antitrust, competition or merger control laws. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”

In all cases, we will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as described below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

Upon the terms of and subject to the conditions to the Offer, we will accept for payment and will promptly (any in any event within three business days) thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date pursuant to the Offer. For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms of and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment for Shares.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), promptly following the expiration or termination of the Offer.

If, prior to the Expiration Date, the Purchaser increases the price being paid for Shares, the Purchaser will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not those Shares were tendered prior to the increase in consideration.

3.	Procedures for Accepting the Offer and Tendering Shares.

Valid Tenders. In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book- Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Depositary.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

•

such tender is made by or through a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program, the Stock Exchange Medallion Program and the New York Stock

Exchange Medallion Signature Program, or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each, what we refer to as an “Eligible Institution” and collectively what we refer to as “Eligible Institutions”);

•

a properly completed and duly executed “Notice of Guaranteed Delivery,” substantially in the form made available by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

•

the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three NASDAQ Global Select Market (“Nasdaq”) trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of DTC. Shares tendered in accordance with the foregoing procedure will only be counted towards the Minimum Tender Condition if the missing items are received by the Depositary prior to the Expiration Date.

Guarantee of Signatures. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is an Eligible Institution. In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name of a person other than the registered holder, then the Share Certificate must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the Share Certificate, with the signature on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and risk of the tendering stockholder, and the delivery of all such documents will be deemed made (and the risk of loss and the title of Share Certificates will pass) only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender, sell and assign the Shares tendered, as specified in the Letter of Transmittal, and that when Purchaser accepts the Shares for payment, it will acquire good, marketable and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions to any such extension or amendment).

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been waived or cured within such time as the Purchaser shall determine. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Our interpretation of the terms of and conditions to the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Appointment. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of MModal’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, the Purchaser or its designees must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of MModal’s stockholders.

Information Reporting and Backup Withholding. Payments made to stockholders of MModal in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, United States stockholders that do not otherwise establish an exemption should complete and return Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a United States person, the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Foreign stockholders should submit an appropriate and properly completed IRS Form W-8, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which IRS Form W-8 is appropriate.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a stockholder’s United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to 11:59 P.M. (New York City time) on the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after September 15, 2012, which is the 60th day after the date of the commencement of the Offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Date.

No withdrawal rights will apply to Shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. See Section 1 — “Terms of the Offer.”

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and our determination will be final and binding. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Certain United States Federal Income Tax Consequences.

The following is a summary of certain material United States federal income tax consequences to beneficial owners of Shares upon the tender of Shares for cash pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or foreign jurisdiction, does not consider any aspects of United States federal tax law other than income taxation and does not address the United States federal income tax consequences of the transactions to holders of Shares who will actually or constructively (under the rules of Section 318 of the Internal Revenue Code of 1986, as amended (the “Code”)) own any stock of MModal following the Offer and the Merger. This summary deals only with Shares held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address tax considerations applicable to any holder of Shares that may be subject to special treatment under the United States federal income tax laws, including:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•

an entity treated as a partnership, an S corporation or other pass-through entity for United States federal income tax purposes (or an investor in a partnership, S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Shares subject to the alternative minimum tax provisions of the Code;

•	a holder of Shares that received the Shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a United States Holder (as defined below) that has a functional currency other than the United States dollar;

•	a person that holds the Shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	certain former United States citizens or long-term residents; or

•

any holder of Shares that beneficially owns, actually or constructively, or at some time during the 5-year period ending on the date of the exchange has beneficially owned, actually or constructively, more than 5% of the total fair market value of the Shares.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Offer or pursuant to the Merger.

This discussion assumes that the Shares are not U.S. real property interests within the meaning of Section 897 of the Code.

This summary is based on the Code, the Treasury regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

The discussion set out herein is intended only as a summary of certain United States federal income tax consequences of the Offer and the Merger to a holder of Shares. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the Offer and the Merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

United States Holders

For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

Payments with Respect to Shares

The exchange of Shares for cash pursuant to the Offer or pursuant to the Merger will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for Shares pursuant to the Offer or pursuant to the Merger generally will recognize gain or loss, if any, equal to the difference between the amount of cash received (determined before the deduction of backup withholding, if any) and the holder’s adjusted tax basis in the Shares exchanged therefor. Gain or loss generally will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) held by such United States Holder. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if such United States Holder’s holding period for the Shares is more than one year at the time of the exchange. Long-term capital gain recognized by an individual holder generally is eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding Tax

Proceeds from the exchange of Shares pursuant to the Offer or pursuant to the Merger generally will be subject to information reporting and will also will be subject to backup withholding tax at the applicable rate (currently 28%) unless the applicable United States Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each United States Holder should complete and sign IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the Depositary.

Non-United States Holders

For purposes of this discussion, a “non-United States Holder” is a beneficial owner of any Share (other than a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a United States Holder.

Payments with Respect to Shares

Payments made to a non-United States Holder with respect to Shares exchanged for cash in the Offer or pursuant to the Merger generally will be exempt from United States federal income tax, unless

•

the gain, if any, is effectively connected with the conduct by the non-United States Holder of a trade or business in the United States (or, generally, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-United States Holder in the United States); or

•	the non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale or exchange, and certain other conditions are met.

If gain is effectively connected with the conduct of a U.S. trade or business, the non-United States Holder generally will be subject to U.S. federal income tax, on a net income basis, on the gain derived from the sale or exchange, except as otherwise required by an applicable U.S. income tax treaty. If the non-United States Holder is a corporation, any such effectively connected gain received by the non-United States Holder may also, under certain circumstances, be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable U.S. income tax treaty). If the non-United States Holder is an individual described in the second bullet point above, such holder will be subject to U.S. federal income tax on the gain derived from the sale or exchange of Shares at a 30% rate (or such lower rate as may be prescribed under an applicable U.S. income tax treaty), which may be offset by U.S. source capital losses.

Information Reporting and Backup Withholding Tax

Proceeds from the exchange of Shares pursuant to the Offer or pursuant to the Merger may be subject to information reporting and backup withholding tax unless, generally, the non-United States Holder certifies under penalties of perjury on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person, or the non-United States Holder otherwise establishes an exemption in a manner satisfactory to the Depositary.

Any amounts withheld under the backup withholding tax rules generally will be allowed as a refund or a credit against the non-United States Holder’s United States federal income tax liability, provided the required information is furnished to the IRS.

The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders Shares. Holders of Shares should consult their own tax advisors as to the particular tax consequences to them of tendering their Shares for cash pursuant to the Offer or exchanging their Shares for cash in the Merger under any federal, state, foreign, local or other tax laws.

6.	Price Range of Shares; Dividends.

Shares currently trade on Nasdaq under the symbol “MODL.” Shares have been listed on Nasdaq since February 4, 2011. Prior to the commencement of trading on Nasdaq, Shares traded on the London Stock Exchange plc’s AIM exchange (“AIM”) under the symbol “CBAY.” Shares ceased trading on AIM effective January 27, 2011.

The following table sets forth, for the periods indicated, the high and low sale prices per Share for each quarterly period within the two preceding fiscal years, as reported on Nasdaq and AIM.

	High	Low
Year Ended December 31, 2010
First Quarter	$14.89	$4.39
Second Quarter	10.41	5.80
Third Quarter	9.48	7.84
Fourth Quarter	11.39	8.19

Year Ended December 31, 2011
First Quarter (January 1, 2011 to January 27, 2011 until ceased trading on AIM)	$10.03	$9.46
First Quarter (February 4, 2011 to March 31, 2011)	10.71	$7.84
Second Quarter	13.48	9.00
Third Quarter	14.20	6.80
Fourth Quarter	10.23	6.21

Year Ended December 31, 2012
First Quarter	$11.24	$9.38
Second Quarter	13.37	10.45
July 1, 2012 to July 16, 2012	14.08	12.87

On July 2, 2012, the last full trading day before MModal announced that the Parent, the Purchaser and MModal had entered into the Merger Agreement, the last sale price of Shares reported on Nasdaq was $12.93 per Share; therefore, the Offer Price of $14.00 per Share represents a premium of approximately 8.3% over such price. On July 16, 2012, the last full trading day prior to the original printing of this Offer to Purchase, the last sale price of the Shares reported on Nasdaq was $14.02 per Share.

According to MModal’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, MModal did not declare dividends on the Shares during the fiscal years ended December 31, 2009, 2010 and 2011. MModal anticipates that future earnings will be retained, if any, for use in the operation and expansion of its business.

7.	Certain Information Concerning MModal.

Except as specifically set forth herein, the information concerning MModal contained in this Offer to Purchase has been taken from or is based upon information furnished by MModal or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to MModal’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, we do not assume any responsibility for the accuracy or completeness of the information concerning MModal, whether furnished by MModal or contained in such documents and records, or for any failure by MModal to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to us.

General. MModal was organized in 1998 in the British Virgin Islands as CBaySystems Holdings Ltd. During January of 2011, MModal re-domiciled from the British Virgin Islands to become a Delaware corporation and changed its name from CBaySystems Holdings Ltd. to MedQuist Holdings Inc. On January 24, 2012, MModal changed its name to MModal Inc. MModal is a provider of clinical documentation solutions providing clinical narrative capture services, Speech and Language Understanding™ technology and clinical documentation workflow solutions for the healthcare industry. MModal’s end-to-end technology-enabled solutions convert the physicians’ dictation into a comprehensive patient story through high-quality clinical documentation with rich context that can be leveraged across a healthcare enterprise for reimbursement, clinical decision support, business intelligence and distribution.

MModal provides comprehensive dictation and transcription solutions and services that automate the input and management of medical information. MModal’s cloud-based solutions provide platforms to generate and distribute clinical documentation through the use of advanced dictation and transcription, and allow it to deliver scalable, highly productive medical transcription solutions. MModal also offers speech recognition solutions for radiology, cardiology, pathology and related specialties, that help healthcare providers dictate, edit and sign reports without manual transcription.

Available Information. The Shares are registered under the Exchange Act. Accordingly, MModal is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning MModal’s directors and officers, their remuneration, Options, Restricted Stock Awards, Restricted Stock Units and Performance Stock Units granted to them, the principal holders of MModal’s securities, any material interests of such persons in transactions with MModal and other matters is required to be disclosed in proxy statements, the most recent one having been filed with the SEC on April 23, 2012. Such information also will be available in the Schedule 14D-9. Such reports, proxy statements and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including MModal, that file electronically with the SEC.

Financial Projections. MModal’s management prepared and provided to the Parent and the Purchaser, in connection with their due diligence review, certain projected financial information concerning MModal, and a summary of such projected financial information is set forth below (the “Projections”). None of the Parent, the Purchaser or any of their affiliates or representatives participated in preparing, and they do not express any view on, the Projections summarized below, or the assumptions underlying such information. The inclusion of the Projections in this Offer to Purchase should not be regarded as an admission or representation of the Parent, the Purchaser or MModal, or an indication that any of the Parent, the Purchaser or MModal or their respective affiliates or representatives considered, or now consider, the Projections to be a reliable prediction of actual future events or results, and the Projections should not be relied upon as such. The Projections are being provided in this document only because MModal made them available to the Parent and the Purchaser in connection with their due diligence review of MModal. None of the Parent, the Purchaser or MModal or any of their respective affiliates or representatives assumes any responsibility for the accuracy of the Projections or makes any representation to any stockholder regarding the Projections, and none of them intends to update or otherwise revise the Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error.

The Projections were prepared by and are the responsibility of MModal’s management. MModal has advised us that the Projections were not prepared with a view to public disclosure or complying with U.S. generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Additionally, MModal has advised us that MModal’s independent registered public accounting firm has not examined, compiled or performed any procedures with respect to the Projections, and it has not expressed any opinion or any other form of assurance of such information or the likelihood that MModal may achieve the results contained in the Projections, and accordingly, assumes no responsibility for them and disclaims any association with them. The ultimate achievability of the Projections included herein is also subject to numerous risks and uncertainties including but not limited to the risks and uncertainties described in MModal’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and subsequent filings made with the SEC. MModal has made publicly available its actual results of operations for the first quarter of fiscal 2012. You should review MModal’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 to obtain this information. Readers of this Offer to Purchase are strongly cautioned not to place undue, if any, reliance on the Projections set forth below.

MModal has advised us that, while presented with numerical specificity, the Projections necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of MModal’s management. Since the Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The assumptions upon which the Projections were based necessarily involved judgments with respect to, among other things, industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to MModal’s business, all of which are difficult or impossible to predict and many of which are beyond MModal’s control. The Projections also reflect assumptions as to certain business decisions that are subject to change. In addition, the Projections may be affected by MModal’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these Projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in MModal’s periodic reports filed with the SEC.

In addition, MModal has advised us that the Projections included non-GAAP financial measures under SEC rules, including MModal’s adjusted earnings before interest expense, interest income, income taxes, depreciation and amortization (“Adjusted EBITDA”) and Total Unlevered Pre-Tax Free Cash Flow. This information should not be considered in isolation or in lieu of MModal’s operating and other financial information determined in accordance with GAAP. In addition, because non-GAAP financial measures are not determined consistently by all entities, the non-GAAP measures presented in the Projections may not be comparable to similarly titled measures of other companies.

In light of the foregoing, MModal’s stockholders are cautioned not to place undue, if any, reliance on the Projections set forth below.

Statement of Operations – Forecast Model

Consolidated Projections

	Fiscal Year Ending December 31
	2012E	2013E	2014E	2015E	2016E
	(in millions)
Total Revenue	$522.0	$670.9	$728.7	$826.3	$1,014.9
Net Income	$29.3	$109.5	$88.0	$119.1	$184.0
Adjusted EBITDA	$136.2	$199.7	$219.2	$266.0	$365.2

The following standalone Projections for MModal’s existing medical transcription services organization business (“Base MTSO Business”) and emerging technology products business (“High Growth Business”) present Total Revenue and Adjusted EBITDA for each of the businesses.

Standalone Base MTSO Business

	Fiscal Year Ending December 31
	2012E	2013E	2014E	2015E	2016E
	(in millions)
Total Revenue	$482.8	$540.6	$517.7	$503.0	$505.9
Adjusted EBITDA	$128.9	$173.5	$167.6	$173.9	$181.1
Standalone High Growth Business
	Fiscal Year Ending December 31
	2012E	2013E	2014E	2015E	2016E
	(in millions)
Total Revenue	$39.2	$130.3	$211.0	$323.3	$508.9
Adjusted EBITDA	$7.3	$26.2	$51.6	$92.1	$184.0

Total Unlevered Pre-Tax Free Cash Flow – Forecast Model
	Fiscal Year Ending December 31
	2012E	2013E	2014E	2015E	2016E
	(in millions)
Total Unlevered Pre-Tax Cash Flow	$42.5	$152.5	$162.9	$199.0	$279.0

The Projections should be evaluated, if at all, in conjunction with the information regarding MModal contained elsewhere in this Offer to Purchase and in the Schedule 14D-9 and the historical financial statements and other information regarding MModal contained in MModal’s public filings with the SEC.

A reconciliation (i) of Adjusted EBITDA to the most directly comparable GAAP measure (Net Income) and (ii) of Total Unlevered Pre-Tax Cash Flow to the most directly comparable GAAP measure (Net Increase

(Decrease) in Cash), prepared by MModal management, is provided below. Notwithstanding anything to the contrary herein, such reconciliations were not made available to the Parent and the Purchaser in connection with their due diligence review of MModal and were provided to the Parent and the Purchaser in preparation for the commencement of the Offer.

Non-GAAP to GAAP Reconciliation

Adjusted EBITDA—Consolidated Projections

	Fiscal Year Ending December 31
	2012E	2013E	2014E	2015E	2016E
	(in millions)
Net Income	$29.3	$109.5	$88.0	$119.1	$184.0
Income tax provisions	0.7	9.5	53.9	72.9	112.7
Interest expense, net	29.6	25.0	22.5	18.6	10.8
Depreciation and amortization	55.1	54.6	53.7	54.3	56.6
Cost of legal proceedings and settlements, net	0.9	0.5	0.5	0.5	0.5
Acquisition and restructuring	26.0	0.6	0.6	0.6	0.6
Other income (expense)	(7.0)	—	—	—	—
Share based compensation	1.6	—	—	—	—

Adjusted EBITDA	$136.2	$199.7	$219.2	$266.0	$365.2

Adjusted EBITDA—Standalone Base MTSO Business

	Fiscal Year Ending December 31
	2012E	2013E	2014E	2015E	2016E
	(in millions)
Net Income	$25.1	$95.0	$67.0	$77.3	$90.6
Income tax provision	0.7	8.3	41.2	47.8	56.0
Interest expense, net	28.0	21.7	17.2	12.2	5.3
Depreciation and amortization	53.6	47.4	41.1	35.5	28.1
Cost of legal proceedings and settlements, net	0.9	0.5	0.5	0.5	0.5
Acquisition and restructuring	26.0	0.6	0.6	0.6	0.6
Other income (expense)	(7.0)	—	—	—	—
Share based compensation	1.6	—	—	—	—

Adjusted EBITDA	$128.9	$173.5	$167.6	$173.9	$181.1

Adjusted EBITDA—Standalone High Growth Business

	Fiscal Year Ending December 31
	2012E	2013E	2014E	2015E	2016E
	(in millions)
Net Income	$4.2	$14.5	$21.0	$41.8	$93.4
Income tax provision	—	1.2	12.7	25.1	56.6
Interest expense, net	1.6	3.3	5.3	6.4	5.5
Depreciation and amortization	1.5	7.2	12.6	18.8	28.5
Cost of legal proceedings and settlements, net	—	—	—	—	—
Acquisition and restructuring	—	—	—	—	—
Other income (expense)	—	—	—	—	—
Share based compensation	—	—	—	—	—

Adjusted EBITDA	$7.3	$26.2	$51.6	$92.1	$184.0

Total Unlevered Pre-Tax Free Cash Flow	Fiscal Year Ending December 31
	2012E	2013E	2014E	2015E	2016E
	(in millions)
Net Increase (Decrease) in Cash	$12.1	$98.1	$66.5	$(14.0)	$69.2
Cash interest	25.0	23.3	21.9	18.6	10.8
Taxes	0.7	9.5	53.9	72.9	112.7
Debt payments	14.0	20.0	20.0	120.0	85.0
Other	(9.3)	1.6	0.6	1.5	1.3

Total Unlevered Pre-Tax Free Cash Flow	$42.5	$152.5	$162.9	$199.0	$279.0

8.	Certain Information Concerning the Parent and the Purchaser.

The Parent is a Delaware corporation and the Purchaser is a Delaware corporation. Both companies were formed on June 27, 2012 solely for the purpose of completing the proposed Offer and Merger and have conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging the Equity Financing (as described below) and Debt Financing (as described below) in connection with the Offer and the Merger. Each of the Purchaser and the Parent has minimal assets and liabilities other than the contractual rights and obligations related to the Merger Agreement, the Equity Financing and Debt Financing in connection with the Offer and the Merger. Upon the completion of the Merger, the Purchaser will cease to exist and MModal will continue as the Surviving Corporation. Until immediately prior to the time the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that the Parent or the Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to their formation and capitalization and the transactions contemplated by the Offer and the Merger.

The Purchaser is a wholly owned direct subsidiary of the Parent. The Parent is controlled by affiliates of Sponsor. The principal business of Sponsor is to make private equity and other types of investments. Sponsor has provided an equity commitment of up to $447,000,000 to the Parent. See Section 9 — “Source and Amount of Funds.” We refer to the Purchaser, the Parent, and Sponsor, collectively, as the “Offeror Group.”

The office address of each member of the Offeror Group is 320 Park Avenue, New York, New York 10022 and the telephone number is (212) 277-1500. The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the members, directors or executive officers of the Purchaser, the Parent and Sponsor are listed in Schedule I to this Offer to Purchase.

Except as described above or in Schedule I hereto, during the last five years, none of the Offeror Group or, to the best knowledge of the Purchaser and the Parent, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as described above or in Schedule I hereto, (i) none of the Offeror Group or, to the best knowledge of the Purchaser and the Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of the Parent or the Purchaser or any of the persons so listed beneficially owns or has any right to acquire any Shares and (ii) none of the Parent, the Purchaser or, to the best knowledge of the Purchaser and the Parent, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer, affiliate or subsidiary of any of the foregoing has effected any transaction in respect of any Shares during the past 60 days.

Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of the Offeror Group or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this

Offer to Purchase, has any agreement, arrangement or understanding with any other person with respect to any securities of MModal (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations).

Except as set forth in this Offer to Purchase, none of the Offeror Group or, to the best knowledge of the Purchaser and the Parent, any of the persons listed in Schedule I hereto, has had any transaction, agreement, arrangement or understanding with MModal or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no material contacts, negotiations or transactions between Sponsor or any of its subsidiaries or, to the best knowledge of the Purchaser and the Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and MModal or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by the Purchaser with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC.

9.	Source and Amount of Funds.

The Parent and the Purchaser estimate that the total funds required to complete the Offer and the Merger, to repay existing debt of MModal, and to pay related transaction fees and expenses at the closing of the Merger will be approximately $1,137,000,000. The Parent has received a commitment from its lenders to provide it with a senior secured credit facility in an aggregate amount of $500,000,000 (consisting of a $440,000,000 term loan facility, less the amount of any deferred acquisition payments not made by MModal before the closing of the Merger, and a $60,000,000 revolving credit facility) (which we refer to as the “Senior Secured Facility”). The proceeds of loans under the revolving credit facility will primarily be used after the closing of the Merger for working capital and other general corporate purposes. Additionally, the Purchaser expects to either (i) issue and sell senior unsecured notes (which we refer to as the “Senior Notes”) in a Rule 144A or other private placement on or prior to the consummation of the Offer yielding at least $250,000,000 in aggregate principal amount, or (ii) if and to the extent the Purchaser does not, or is unable to issue Senior Notes yielding at least $250,000,000 aggregate principal amount on or prior to the consummation of the Offer, obtain up to $250,000,000 in loans under a new senior unsecured bridge facility (which we refer to as the “Bridge Facility” and together with the Senior Secured Facility and the Senior Notes, the “Debt Financing”) less the amount of Senior Notes, if any, issued on or prior to the consummation of the Offer. Sponsor has provided an equity commitment of up to $447,000,000 to the Parent (the “Equity Financing”), which, in addition to the Debt Financing, the Parent and the Purchaser anticipate will be sufficient, together with cash on hand of the Surviving Corporation to consummate the Merger, repay or refinance certain of MModal’s existing indebtedness and pay fees and expenses in connection with the Offer and the Merger and fund working capital at the closing of the Merger. Funding of the Debt Financing and Equity Financing is subject to the satisfaction of various conditions set forth in the commitment letters pursuant to which the Debt Financing and Equity Financing will be provided (including the requirement of the Purchaser to be able to promptly effect the Merger). In the event that we do not receive the proceeds of the Debt Financing commitments (or commitments for any alternative financing from alternative sources upon terms no less favorable, in the aggregate, to the Parent and the Purchaser), we will not be obligated to purchase Shares in the Offer.

If the Merger Agreement is terminated in the circumstance in which we fail to consummate the Merger in accordance with the terms and conditions of the Merger Agreement because we do not receive the proceeds of the Debt Financing commitments (or commitments for any alternative financing from alternative sources upon terms no less favorable, in the aggregate, to the Parent and the Purchaser), then the Parent may be obligated to pay MModal a termination fee of up to approximately $57,473,750 (the “Reverse Termination Fee”).

The proceeds of the Debt Financing and the Equity Financing commitment together will be sufficient to pay the Offer Price for all Shares tendered in the Offer and all related fees and expenses (and will be sufficient, together with cash on hand of the Surviving Corporation, to consummate the Merger, repay or refinance certain of MModal’s existing indebtedness and pay fees and expenses in connection with the Offer and the Merger and fund working capital at the closing of the Merger). The Equity Financing and Debt Financing commitments are subject to certain conditions and in the event that the Purchaser does not receive the proceeds of the Debt Financing commitments (or commitments for any alternative financing from alternative sources upon terms no less favorable, in the aggregate, to the Parent and the Purchaser), the Purchaser will not be obligated to purchase your Shares in the Offer.

On or about the date of this Offer to Purchase, pursuant to the terms of that certain Senior Subordinated Note Purchase Agreement, dated as of September 30, 2010, as amended by that certain Waiver and First Amendment, dated as of July 11, 2011, as further amended by that certain Second Amendment to Senior Subordinated Note Purchase Agreement, dated as of July 11, 2011, and as further amended by that certain Amended and Restated Third Amendment to Senior Subordinated Note Purchase Agreement and Waiver Agreement, dated as of March 7, 2012 (as further amended, supplemented, restated or otherwise modified from time to time, the “Note Purchase Agreement”), by and among MModal, MModal’s subsidiaries party thereto and the purchasers party thereto (the “Note Purchasers”), MModal will provide notice to the Note Purchasers of its intention to repay the 13.0% Senior Subordinated Notes Due October 2016 in accordance with the terms of the Note Purchase Agreement immediately prior to, but contingent upon, the Effective Time.

The Purchaser believes that the financial condition of the Parent, the Purchaser and their respective affiliates is not material to a decision by a holder of Shares whether to tender such Shares in the Offer because (i) the Purchaser was organized solely in connection with the Offer and the Merger and, prior to the Expiration Date, will not carry on any activities other than in connection with the Offer and the Merger;, (ii) the Offer is being made for all outstanding Shares solely for cash, (iii) we have received an Equity Financing commitment and a Debt Financing commitments in respect of funds sufficient to purchase all Shares tendered pursuant to the Offer and (iv) if we consummate the Offer, we expect to acquire all remaining Shares for the same cash price in the Merger.

The following summary of certain financing arrangements in connection with the Offer and the Merger is qualified in its entirety by reference to the applicable commitment letters described below, copies of which are filed as Exhibits (b)(1) and (d)(4) to the Schedule TO filed with the SEC and are incorporated by reference herein. Stockholders are urged to read the commitment letters for a more complete description of the provisions summarized below.

Equity Financing. The Parent and the Purchaser have received an equity commitment letter, dated July 2, 2012 (which we refer to as the “Equity Commitment Letter”) from Sponsor, pursuant to which Sponsor has provided an equity commitment of up to $447,000,000 for the purpose of funding, and to the extent necessary to fund, a portion of the aggregate Offer Price and/or Merger Consideration (as defined below) pursuant to and in accordance with the Merger Agreement, together with related expenses. We refer to the financing contemplated by the Equity Commitment Letter, as may be amended and restated, as the “Equity Financing.” MModal is a third party beneficiary to the Equity Commitment Letter to the extent that MModal seeks specific performance to cause the Parent and the Purchaser to cause, or to directly cause, Sponsor to fund the Equity Financing in certain circumstances in accordance with the terms of the Equity Commitment Letter and the Merger Agreement. Sponsor may effect the purchase of equity interests in the Parent directly or indirectly through one or more of its affiliates under common control or to an entity managed or advised by any such affiliate under common control, provided that any such action does not relieve Sponsor of its obligations under the Equity Commitment Letter.

Concurrently with the execution and delivery of the Equity Commitment Letter, Sponsor executed and delivered to MModal a limited guaranty in favor of MModal in respect of the Parent’s obligations under the Merger Agreement (which we refer to as the “Guaranty”), a copy of which has been filed as Exhibit (d)(2) to the Schedule TO, which is incorporated by reference, provided that in no event will Sponsor incur obligations totaling more than the Reverse Termination Fee in the aggregate under the Guaranty.

The funding of the Equity Financing is subject to (i) the Merger Agreement being in full force and effect and (A) with respect to the Offer Closing, all of the Offer conditions shall have been satisfied or waived in accordance with the Merger Agreement, and (B) with respect to the closing of the Merger (the “Merger Closing”), all conditions to the Parent’s and the Purchaser’s obligations set forth therein shall have been satisfied or waived in accordance with the Merger Agreement (other than, in each case, any conditions that by their nature are to be satisfied at the Offer Closing or Merger Closing, as applicable, subject to such conditions being satisfied at such closing), (ii) the Offer Closing, if the Offer Closing shall occur, and the Merger Closing shall have been consummated substantially contemporaneously in accordance with the terms of the Merger Agreement; and (iii) the contemporaneous funding of the Debt Financing described below on the terms and conditions described in the Debt Commitment Letter. The foregoing summary of certain provisions of the Equity Commitment Letter and all other provisions of the Equity Commitment Letter discussed herein are qualified by reference to the Equity Commitment Letter itself, which is incorporated herein by reference. We have filed a copy of the Equity Commitment Letter as Exhibit (d)(4) to the Schedule TO, which is incorporated by reference.

Debt Financing. The Parent has received a debt commitment letter, dated as of July 2, 2012 (which we refer to as the “Debt Commitment Letter”), among Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Royal Bank of Canada and the Parent, pursuant to which the Purchaser (i) obtained (A) $440,000,000 in commitments under a senior secured term loan facility, less the amount of any deferred acquisition payments not made by MModal before the closing of the Merger (the “Term Loan Facility”) and (B) $60,000,000 in commitments under a senior secured revolving credit facility (the “Revolving Credit Facility”), in each case as described in the Debt Commitment Letter (the “Senior Credit Facility”), and (ii) will either (x) issue an aggregate principal amount of its senior unsecured notes (the “Senior Notes”) generating up to $250,000,000 in gross proceeds in a Rule 144A or other private placement, or (y) if and to the extent the Purchaser does not, or is unable to issue Senior Notes yielding at least $250,000,000 aggregate principal amount on or prior to the consummation of the Offer, obtain up to $250,000,000 in loans under a new senior unsecured bridge facility (which we refer to as the “Bridge Facility”) less the amount of Senior Notes, if any, issued on or prior to the consummation of the Offer.

The funding of the Debt Financing is subject, among other things, to consummation of the Merger in accordance with the Merger Agreement (provided that the Merger Agreement shall not have been amended or waived in a manner that is material and adverse to the lenders without the consent of the lead arrangers of the Debt Financing); absence of any Company Material Adverse Effect (as defined in the Merger Agreement) since December 31, 2011; payment of required fees and expenses; the accuracy of certain representations and warranties of MModal in all material respects; the funding of the Equity Financing in an amount at least equal to 38.5% of the sum of the pro forma consolidated capitalization of the Parent and the Purchaser; the refinancing of certain of MModal’s existing debt and the absence of certain types of other debt; delivery of certain historical and pro forma financial information; the execution of certain guarantees and the creation of security interests; completion of a 15 consecutive business day marketing period following receipt by the lead arrangers of a confidential information memorandum with respect to the Senior Credit Facility and an offering memorandum with respect to the Senior Notes; the receipt of documentation and information under applicable “know-your-customer” rules and regulations; and the execution and delivery of definitive documentation.

We refer to the financing contemplated by the Debt Commitment Letter, as such letter may be amended and restated, and any permitted replacement debt financing, as the “Debt Financing.” The foregoing summary of certain provisions of the Debt Commitment Letter and all other provisions of the Debt Commitment Letter discussed herein are qualified by reference to the Debt Commitment Letter itself, which is incorporated herein by reference. We have filed a copy of the Debt Commitment Letter as Exhibit (b)(1) to the Schedule TO, which is incorporated by reference.

10.	Background of the Offer; Past Contacts or Negotiations with MModal.

References to “OEP” below refer to Sponsor and its affiliates and in certain cases may be references to actions to be taken by or on behalf of the Parent or the Purchaser, which are controlled by OEP.

Background of the Offer

The following is a description of contacts between representatives of OEP, the Parent and/or the Purchaser with representatives of MModal and other persons that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of MModal’s activities relating to these contacts, please refer to MModal’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

In December 2010, representatives of OEP had discussions with representatives of MedQuist Holdings Inc. (predecessor of MModal) regarding a potential transaction involving MModal. These discussions did not advance beyond a preliminary stage.

During October 2011, members of the MModal Board met with representatives of OEP during which representatives of OEP expressed interest in acquiring MModal.

On October 18, 2011, OEP executed a confidentiality agreement with MModal. Subsequently, representatives of OEP met with representatives of MModal to discuss a potential transaction involving MModal. At such meeting representatives of MModal provided representatives of OEP with certain materials regarding MModal. These discussions did not advance beyond a preliminary stage.

On March 20, 2012, a representative of MModal’s lead financial advisor, Macquarie Capital (USA) Inc. (“Macquarie”), informed OEP of a potential sales process for MModal, sent OEP publicly available information regarding MModal and offered to set up an initial meeting with members of MModal’s management.

On March 21, 2012, Macquarie sent OEP a draft confidentiality agreement. On April 11, 2012, One Equity Partners IV, L.P. and MModal executed the Confidentiality Agreement (as defined below), which included a customary standstill for one year.

On April 16, 2012, Macquarie provided OEP with an initial process letter (requesting that OEP submit an indication of interest by noon (EST) on April 26, 2012), copies of evaluation materials, including a confidential information memorandum which provided details on MModal’s business and clinical documentation outsourcing industry, the perceived risks and opportunities facing MModal and certain internal non-public financial forecasts.

On April 25, 2012, at the request of the MModal Board, representatives of MModal’s co-financial advisor, RBC Capital Markets, LLC (“RBC”), provided representatives of OEP with a summary of indicative financing terms for an acquisition of MModal. The summary specified that (i) potential purchasers were not required to use RBC financing for any transaction in the event made available, (ii) subject to the MModal’s prior written consent, they were free to seek other sources of financing and (iii) bids would be considered on their merits only without reference to whether or not RBC financing was used.

On April 26, 2012, OEP submitted a written, non-binding indication of interest with a price range of $13.00-$13.50 per Share through Macquarie.

On May 4, 2012, representatives of Macquarie informed OEP that it would be invited into the next round but that its indicative valuation range was at the lower end of first round bids received and that it would need to increase its purchase price proposal in order to remain competitive with other potential purchasers.

On May 17, 2012 representatives of MModal’s management team hosted an in-person presentation at the offices of MModal’s outside legal advisors, Simpson Thatcher & Bartlett LLP (“Simpson Thatcher & Bartlett”), in New York, New York, for OEP.

On May 24, 2012, OEP received from Macquarie a form of merger agreement prepared by Simpson Thatcher & Bartlett and a process letter. The process letter required that the potential buyers submit their comments to the merger agreement by noon (EST) on Friday, June 8, 2012, and their final proposal, including all documents related to financing the transaction and marked schedules, by noon (EST) on Tuesday, June 19, 2012.

From May 25, 2012 through the signing of the Merger Agreement, OEP, OEP’s outside legal counsel, Dechert LLP (“Dechert”) and OEP’s outside tax advisors, PricewaterhouseCoopers LLP (“PwC”), performed their respective due diligence investigations of MModal. During this period, representatives of OEP, Dechert and/or PwC, as applicable: (i) reviewed materials posted to the electronic data room, (ii) submitted a series of follow-up document and other diligence requests to MModal and representatives thereof and (iii) held diligence calls and meetings with members of MModal’s management and other MModal representatives.

On May 25, 2012, representatives of MModal’s management team and Macquarie hosted a diligence session in Raleigh, North Carolina, attended by representatives of OEP.

On June 4 and 5, 2012, representatives of OEP attended in-person diligence sessions with members of MModal’s management team, as well as representatives of Macquarie, in New York, New York.

On June 8, 2012, Dechert submitted a detailed memorandum to Simpson Thatcher & Bartlett setting forth OEP’s issues with and proposed changes to the draft merger agreement, including with respect to (i) the conditions to the closing of the tender offer and the merger, (ii) the terms of the no-shop provisions and related rights and obligations, (iii) the ability of MModal to accept an alternative acquisition and certain procedural limitations related thereto, (iv) the proposed debt financing and the inclusion of a minimum marketing period, (v) the allocation of risk, including the definition of “Company Material Adverse Effect”, (vi) the circumstances under which a termination fee would be payable, as well as the size of the termination fee, (vii) the circumstances under which a reverse termination fee would be payable, and the size of the reverse termination fee, (viii) OEP’s expense reimbursement in certain circumstances, and (ix) other issues affecting deal certainty and (x) a request that certain MModal stockholders enter into a tender and support agreement.

On June 11, 2012, representatives of MModal and Macquarie met with OEP’s managing partner, at OEP’s offices in New York, New York, to discuss MModal’s strategic initiatives and goals.

On June 12, 2010, representatives of Dechert had a conference call with representatives of Simpson Thatcher & Bartlett to discuss the issues outlined in Dechert’s detailed memorandum on the merger agreement, including those topics referred to in the paragraph immediately above. Simpson Thatcher & Bartlett provided guidance as to which of OEP’s proposals were likely to be conceptually acceptable and which raised concerns for MModal, and advised that OEP submit a marked version of the merger agreement reflecting such adjustments as OEP could accept.

On June 18, 2012, representatives of MModal and OEP had a due diligence call.

On June 19, 2012, OEP submitted a non-binding proposal for all of the outstanding Shares at $13.00 per Share, subject to satisfactory completion of the definitive documentation relating to the transaction. As part of its proposal, OEP offered to consider an alternative transaction in which it would purchase only the S.A.C. Shares. With the proposal letter, OEP also submitted an executed debt commitment letter from Royal Bank of Canada as well as a revised draft of the merger agreement which included a termination fee of 3.5% of total equity value (reduced from OEP’s prior proposal of 4% of transaction equity value), (ii) a reverse termination fee of 6% of transaction equity value, and (iii) three (3) business days to match a superior proposal (reduced from OEP’s prior proposal of 5 business days).

On June 22, 2012, representatives of OEP called representatives of Macquarie regarding the status of its proposal. Later that day, representatives of Macquarie communicated telephonically to OEP that MModal was still considering OEP’s proposal but that OEP needed to raise its price in order to remain competitive with other potential purchasers. Representatives of OEP requested guidance on price.

On June 23, 2012, representatives of Macquarie reached out to representatives of OEP and communicated that MModal was committed to a price of $14.50 per Share, and MModal would be distributing a revised draft of the merger agreement to OEP later in the day. Later on June 23, 2012, OEP spoke again with representatives of Macquarie and indicated that OEP was willing to increase its offer to $13.75 per Share, subject to being satisfied with the revised merger agreement. Subsequently, later that day, Simpson Thatcher & Bartlett sent Dechert a revised draft of the merger agreement, which included a termination fee equal to 3.0% of transaction equity value and a reverse termination fee equal to 8.0% of transaction equity value, as well as revised draft of the debt commitment letter and an initial draft of the support agreement to be negotiated with and entered into by the S.A.C. Shareholders. From June 28, 2012 to July 2, 2012, representatives of the S.A.C. Shareholders’ outside counsel, Willkie Farr & Gallagher LLP (“Willkie”) negotiated the terms of the support agreement with Dechert.

On June 24, 2012, representatives of OEP informed representatives of Macquarie that OEP was not prepared to move forward at $13.75 per Share on the basis of the revised merger agreement received from Simpson Thatcher & Bartlett. In particular, OEP informed representatives of Macquarie that the revised merger agreement presented several significant risks that OEP was not prepared to accept, including (i) insufficient non-solicitation and other customary procedural deal protections, (ii) the absence of an material adverse effect condition to closing, and (iii) certain other issues affecting deal certainty.

Later on June 24, 2012, a member of the MModal Board reached out directly to representatives of OEP and communicated the need for OEP to increase its offer and that if OEP did increase its price MModal was prepared to address OEP’s concerns on the merger agreement. Representatives of OEP indicated that it might be prepared to raise its price to $14.00 per Share, provided it was given adequate exclusivity, confirmed additional due diligence items and the parties could reach agreement on the terms of an acceptable merger agreement, and suggested that Dechert and Simpson Thatcher & Bartlett discuss the merger agreement to determine if acceptable definitive documentation could be reached.

On June 25, 2012, Dechert and Simpson Thatcher & Bartlett discussed the revised merger agreement sent to Dechert by Simpson Thatcher & Bartlett on June 23, 2012. During that call, numerous issues were negotiated and settled in principal, however, a number of unresolved issues remained, including (i) circumstances under which MModal would be entitled to receive the reverse termination fee, (ii) the size of the termination fee and reverse termination fee, (iii) reimbursement of OEP’s expenses following termination under specific circumstances, and (iv) other issues affecting deal certainty. Following the call, Dechert submitted a form of equity commitment letter and limited guaranty to Simpson Thatcher & Bartlett.

On June 26, 2012, Dechert sent a revised draft of the merger agreement to Simpson Thatcher & Bartlett, which, in addition to other proposed changes, included a termination fee equal to 3.5% of transaction equity value and a reverse termination fee equal to 6.0% of transaction equity value. Separately, that evening, representatives of OEP spoke telephonically with representatives of MModal about MModal’s core transcription business and management’s outlook on the future business of MModal.

On June 27, 2012, Simpson Thatcher & Bartlett sent Dechert a revised draft of the merger agreement, which agreed to a termination fee equal to 3.5% of transaction equity value and, in addition to other proposed changes, included a reverse termination fee equal to 7.0% of transaction equity value.

On June 28, 2012, Dechert and Simpson Thatcher & Bartlett discussed and negotiated proposals with respect to items that remained open in the merger agreement.

From June 29, 2012 through the evening of July 1, 2012, Simpson Thatcher & Bartlett and Dechert negotiated the remaining open items in the merger agreement as well as the equity commitment letter, the limited guaranty and debt commitment letter, and Dechert and Willkie negotiated the terms of the support agreement.

During the morning on July 1, 2012, representatives of MModal and Macquarie had a conference call with representatives of OEP to summarize MModal’s preliminary estimates for its second quarter results. Later that day, representatives of Macquarie advised OEP that the MModal Board was scheduled to meet the following day and OEP confirmed that it had completed its diligence and was prepared to proceed with its proposal, subject to confirming with its debt financing sources.

On the evening of July 2, 2012, (i) the Parent, the Purchaser and MModal executed the Merger Agreement, (ii) Sponsor and MModal executed the Guaranty (as defined below), (iii) Sponsor and the Parent executed the Equity Commitment Letter, (iv) the Parent, the Purchaser and the S.A.C. Shareholders executed the Support Agreement and (v) the Parent and their debt financing sources executed the Debt Commitment Letter.

MModal and OEP issued a press release announcing the execution of the Merger Agreement and the terms of the proposed transaction on July 2, 2012.

Past Contacts, Transactions, Negotiations and Agreements

For more information on the Merger Agreement and the other agreements between MModal and the Purchaser and their respective related parties, see Section 8 — “Certain Information Concerning Parent and Purchaser,” Section 9 — “Source and Amount of Funds,” and Section 11 — “The Merger Agreement, Other Agreements.”

11.	The Merger Agreement; Other Agreements.

Merger Agreement

The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 — “Certain Information Concerning the Parent and the Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

The Offer

The Merger Agreement provides that the Purchaser will commence the Offer as promptly as reasonably practicable, but in no event later than July 17, 2012. The Purchaser’s obligation to accept for payment and pay for Shares validly tendered in the Offer is subject to the satisfaction of the Minimum Tender Condition and the other conditions that are described in Section 15 — “Certain Conditions of the Offer.” Subject to the satisfaction of the Minimum Tender Condition and the other conditions that are described in Section 15 — “Certain Conditions of the Offer,” the Merger Agreement provides that the Purchaser will, and the Parent will cause the Purchaser to, accept for payment and pay for all Shares validly tendered and not properly withdrawn in the Offer promptly after the Expiration Date, which Expiration Date may be extended by the Purchaser as described below. Acceptance for payment of Shares pursuant to and subject to the conditions of the Offer shall occur three business days after the Expiration Date, which will be on August 13, 2012 unless we extend the Offer pursuant to the terms of the Merger Agreement.

The Parent and the Purchaser reserve the right to increase the Offer Price, to make other changes to the terms and conditions of the Offer and to waive conditions to the Offer, except that MModal’s prior written approval is required for the Parent and the Purchaser to:

•	reduce the number of Shares subject to the Offer;

•	reduce the Offer Price;

•	change the form of consideration payable in the Offer;

•	amend, modify or waive satisfaction the Minimum Tender Condition;

•	impose additional conditions to the Offer

•	except as expressly provided in the Merger Agreement, terminate, accelerate, extend or otherwise amend or modify the Expiration Date;

•	provide any Subsequent Offering Period;

•	amend, modify or supplement any Offer Condition in a manner adverse in any material respect to any holder of Shares; or

•	otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to any holder of Shares.

The Merger Agreement contains provisions to govern the circumstances in which the Purchaser is required or permitted to extend the Offer and the Parent is required to cause the Purchaser to extend the Offer or when the Offer shall or may be terminated. Specifically, the Merger Agreement provides that:

•

if, at any then-scheduled Expiration Date, (i) any Offer Condition shall not have been satisfied or waived, then the Purchaser may and, if requested by MModal, the Purchaser shall, and the Parent shall cause the Purchaser to, extend the Offer on one or more occasions, in consecutive increments of up to five business days (or such longer period as the parties may agree), in each case, in compliance with Rule 14e-1(d) promulgated under the Exchange Act; provided, that the maximum number of days that the Offer may be extended pursuant to this clause (i) in circumstances where all of the conditions to the Offer are satisfied other than the Minimum Tender Condition shall be 20 business days; (ii) the Marketing Period has not ended, then the Offer will be automatically extended until the earliest to occur of (A) any business day before or during the Marketing Period as may be specified by Parent on no less than two business days’ prior notice to MModal and (B) the first business day after the final day of the Marketing Period; or (iii) the Offer is required to be extended by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, then the Offer will be automatically extended for the minimum period required by such rule, regulation, interpretation or position; provided, however, that in no event shall the Purchaser be required to extend the Offer pursuant to the foregoing clauses (i), (ii) or (iii) beyond the Termination Date;

•

if (i) at any then-scheduled Expiration Date, (A) any Offer Condition shall not have been satisfied or waived and (B) no further extensions or re-extensions of the Offer have been duly elected or required pursuant to the terms of the Merger Agreement, or (ii) the Merger Agreement is terminated pursuant to its terms or (iii) there shall exist a Top-Up Impediment and the Purchaser elects to terminate the Offer, then, in each case, the Purchaser shall promptly (and, in any event, within 24 hours following such expiration or termination, but prior to the Offer Closing), irrevocably and unconditionally terminate the Offer, in which case the Purchaser shall promptly return, and shall cause the Depository to return, all tendered Shares to the registered holders thereof.

Top-Up Option

MModal has granted to the Purchaser an irrevocable option, or the Top-Up Option, to purchase at a price per share equal to the Offer Price the number of newly issued Shares equal to the lowest number that, when added to the number of Shares directly or indirectly owned by the Parent and the Purchaser at the time of exercise of the Top-Up Option, shall constitute one share more than 90% of the Share outstanding immediately after the issuance of the Top-Up Option Shares.

The Purchaser shall be deemed to have exercised the Top-Up Option on the Offer Closing Date if the Offer Conditions have been satisfied or waived and there shall have not been validly tendered and not validly withdrawn that number of Shares which, when added to the Shares owned by the Parent and the Purchaser, would represent at least 90% of the Shares outstanding on the Offer Closing Date. If the Parent, the Purchaser and any of their respective affiliates acquire at least 90% of the outstanding Shares, including through exercise of the Top-Up Option, the Purchaser will complete the Merger through the “short-form” procedures available under Delaware law. Any dilutive impact on the value of the Shares as a result of the exercise of the Top-Up Option will not be taken into account in any determination of the fair value of any dissenting Shares pursuant to Section 262 of the DGCL.

Marketing Period

The “Marketing Period” is defined in the Merger Agreement to be the first 20 consecutive business days, commencing on or after July 20, 2012, on the first day of which, throughout which and on the last day of which (i) the Parent shall have had for at least the five prior business days and has the Essential Marketing Information MModal is required to provide and such Essential Marketing Information is compliant under the terms of the Merger Agreement, (ii) all conditions to the obligations of the Parent and the Purchaser to consummate the Offer or the Merger, as the case may be, have been satisfied (other than those that by their nature will not be satisfied until the closing of the Offer or the Merger, as the case may be, and other than the HSR Condition and stockholder approval, if required), and (iii) MModal has provided all cooperation in all material respects with respect to the financing which it is obligated to provide pursuant to the terms of the Merger Agreement. If the Marketing Period has not ended prior to August 17, 2012, or there has been no final expiration of the Offer at any time prior to August 16, 2012 (after giving effect to any elected or required extensions (other than extensions beyond August 15, 2012 due solely to the failure to satisfy the Marketing Period)), then the Marketing Period shall be deemed not to have commenced earlier than September 4, 2012. Additionally, if the Marketing Period has not ended prior to December 17, 2012, then the Marketing Period shall be deemed not to have commenced earlier than January 2, 2013. For purposes of calculating the Marketing Period, any day from July 2, 2012 through and including July 6, 2012, as well as November 21, 2012 and November 23, 2012, are not considered business days.

Board of Directors and Officers

Pursuant to the terms of the Merger Agreement, the Parent, the Purchaser and MModal have agreed to take all necessary action to ensure that the directors of the Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation effective as of, and immediately following, the Effective Time.

From and after the Effective Time, the officers of MModal at the Effective Time will be the officers of the Surviving Corporation.

The Merger

The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time:

•	the Purchaser will be merged with and into MModal, and the separate existence of the Purchaser will cease;

•	MModal will continue as the Surviving Corporation after the Merger under the name “MModal Inc.”;

•

the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of MModal and the Purchaser, and all of the claims, obligations, liabilities, debts and duties of MModal and the Purchaser will become the claims, obligations, liabilities, debts and duties of the Surviving Corporation; and

•	the Surviving Corporation will continue to be governed by the laws of the state of Delaware.

At the Effective Time, the certificate of incorporation of MModal will be amended as provided in the Merger Agreement, and as so amended, will be the certificate of incorporation of the Surviving Corporation. Furthermore, at the Effective Time, the bylaws of the Surviving Corporation will be amended to be identical to the bylaws of the Purchaser, as in effect immediately prior to the Effective Time.

The respective obligations of MModal and the Parent to complete the Merger are subject to the satisfaction or waiver by MModal and the Parent of the following conditions:

•	if required by applicable law, the Requisite Stockholder Approval;

•

any applicable waiting period (or extension thereof) under the HSR Act relating to the purchase of Shares pursuant to the Offer or the consummation of the Merger shall have expired or otherwise been terminated;

•

no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of enjoining, making illegal or otherwise prohibiting or preventing the Merger or the consummation of the Merger; and

•	unless the Offer Termination shall have occurred, the Purchaser shall have accepted for payment all the Shares validly tendered and not validly withdrawn pursuant to the Offer.

Solely if the Offer Termination shall have occurred, then the respective obligations of the Parent and the Purchaser, on the one hand, and MModal, on the other hand, to complete the Merger shall be subject to the satisfaction or (to the extent permitted by applicable Law) the waiver of certain additional conditions as set forth in the Merger Agreement.

Conversion of Capital Stock

At the Effective Time each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by the Parent or the Purchaser or by any holder who validly exercises appraisal rights in accordance with Delaware law with respect to the Shares) will be converted into the right to receive the Offer Price in cash, without interest thereon (the “Merger Consideration”) and less any applicable withholding taxes.

As of or prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Parent shall deposit, or cause to be deposited with the Paying Agent, cash in immediately available funds in an amount sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to the Merger Agreement.

Treatment of Options

Each option granted pursuant to a Company Plan, or otherwise (each, an “Option”) that is outstanding and unexercised immediately prior to the earlier to occur of the time of the Offer Closing and the Effective Time (such earlier time, the “Acceleration Time”) (whether vested or unvested) shall be cancelled immediately prior to the Acceleration Time without any action on the part of any holder of such Option, and the holder thereof shall be entitled to receive an amount in cash equal to the product of (A) the number of Shares subject to such Option as of immediately prior to the Acceleration Time and (B) the excess, if any, of the Offer Price over the exercise price per Share subject to such Option, less any required withholding taxes and without interest (each such payment, an “Option Cash Payment”). The Surviving Corporation shall pay the holders of the Options the Option Cash Payments as soon as reasonably practicable after the Effective Time. As of the Acceleration Time, the Options shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of an Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment, if any, as soon as reasonably practicably after the Effective Time.

Treatment of Restricted Stock Awards

As of immediately prior to the Offer Closing, each outstanding Share granted pursuant to a Company Plan or otherwise and subject to restrictions on transfer and/or forfeiture, including any performance-based conditions (“Restricted Stock Awards”), shall become or otherwise be deemed vested and all restrictions thereon shall lapse, in each case, in accordance with the terms of the equity plan and/or award agreement governing such Restricted Stock Award as in effect on the date of the Merger Agreement, and each holder thereof shall have the right to tender the Shares underlying the Restricted Stock Award then held into the Offer. To the extent any Shares underlying the Restricted Stock Awards are not so tendered or the Offer Termination shall have occurred, upon the Effective Time, each such Share underlying the Restricted Stock Awards shall be cancelled and converted into the right to receive the Merger Consideration, less any required withholding taxes.

Treatment of Restricted Stock Units

As of immediately prior to the Acceleration Time, each MModal restricted stock unit (other than any Performance Stock Unit) that is outstanding immediately prior to the Acceleration Time (each, a “Restricted Stock Unit”), whether or not then vested, shall fully vest immediately prior to, and then shall be cancelled at, the Acceleration Time (each, a “Cancelled Restricted Stock Unit”), and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Cancelled Restricted Stock Unit, as soon as reasonably practicable after the Effective Time, an amount in cash, without interest and less any required withholding taxes, equal to the product of (i) the Offer Price and (ii) the number of Shares subject to such Cancelled Restricted Stock Unit.

Treatment of Performance Stock Units

As of immediately prior to the Acceleration Time, each MModal restricted stock unit that is outstanding immediately prior to the Acceleration Time which vests based on the achievement of performance conditions (each, a “Performance Stock Unit”), whether or not then vested, shall fully vest (as if all performance conditions have been achieved at the target level) immediately prior to, and then shall be cancelled at, the Acceleration Time (each, a “Cancelled Performance Stock Unit”), and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Cancelled Performance Stock Unit, as soon as reasonably practicable after the Effective Time, an amount in cash, without interest and less any required withholding taxes, equal to the product of (i) the Offer Price and (ii) the number of Shares subject to such Cancelled Performance Stock Unit.

Merger Without a Meeting of Stockholders; Stockholders’ Meeting

If, following the Offer Closing and the exercise, if any, of the Top-Up Option, the Parent and its affiliates shall own at least 90% of the outstanding Shares, the parties to the Merger Agreement shall take all necessary and appropriate action, including with respect to the transfer to the Purchaser of any Shares held by the Parent or its affiliates, to cause the Merger to become effective as soon as reasonably practicable after the Offer Closing without the Proxy Statement and the Stockholders’ Meeting in accordance with the terms and conditions of the Merger Agreement and Section 253 of the DGCL.

If the adoption of the Merger Agreement by MModal’s stockholders is required by applicable Law, MModal shall, as promptly as reasonably practicable and in any event within five business days after the later of (i) the Offer Termination Date and (ii) the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement, take all action necessary in accordance with applicable law, the rules of Nasdaq and the certificate of incorporation and the bylaws to establish a record date, duly call, give notice of, convene and hold a Stockholders’ Meeting for the purpose of obtaining the Requisite Stockholder Approval.

Representations and Warranties

The Merger Agreement contains various representations and warranties made by MModal to the Parent and the Purchaser and representations and warranties made by the Parent and the Purchaser to MModal. The representations and warranties contained in the Merger Agreement were made as of specific dates, were the product of negotiations among MModal, the Parent and the Purchaser, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement, including in the Company Disclosure Letter that the parties exchanged in connection with the signing of the Merger Agreement. The Company Disclosure Letter contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement are intended solely to allocate risk between MModal, on the one hand, and the Parent and the Purchaser, on the other hand, rather than to establish matters of fact. Furthermore, the representations and warranties may be subject to standards of materiality applicable to MModal, the Parent and the Purchaser that may be different from those that are applicable to MModal’s stockholders. Additionally, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about MModal, the Parent or the Purchaser and should not be relied upon as disclosure about MModal, the Parent or the Purchaser without consideration of the foregoing and the entirety of the public disclosure of MModal, the Parent or the Purchaser as set forth in their respective public reports filed with the SEC.

In the Merger Agreement, MModal has made customary representations and warranties to the Parent and the Purchaser with respect to, among other things:

•	corporate matters related to MModal and its subsidiaries, such as organization, standing, qualification, power and authority;

•	its capitalization;

•	authority relative to the Merger Agreement;

•	required consents and approvals, and no violations of organizational or governance documents;

•	permits and licenses;

•	compliance with laws;

•	its financial statements, SEC filings and compliance with the Sarbanes-Oxley Act;

•	accuracy of information supplied for purposes of the offer documents, the Schedule 14D-9 and the Proxy Statement;

•	internal controls;

•	conduct of business and the absence of certain changes;

•	the absence of undisclosed liabilities;

•	the absence of litigation;

•	employee benefit plans, ERISA matters and certain related matters;

•	labor matters;

•	intellectual property;

•	taxes;

•	material contracts;

•	real property;

•	insurance;

•	the opinions of its financial advisors;

•	the inapplicability of state takeover statutes;

•	the vote required for adoption of the Merger Agreement and approval of the transactions contemplated thereby;

•	brokers’ fees and expenses;

•	Foreign Corrupt Practices Act compliance; and

•	key customers.

Some of the representations and warranties in the Merger Agreement made by MModal are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, event, circumstance, effect or occurrence (whether or not constituting a breach of a representation, warranty or covenant set forth in the Merger Agreement) that, individually or in the aggregate with any such other changes, events, circumstances, effects or occurrences, (a) has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, financial condition or results of operations of MModal and its subsidiaries taken as a whole, or (b) would prevent or materially impair or delay the transactions contemplated by the Merger Agreement. The definition of “Company Material Adverse Effect” excludes from clause (a) any change, event, circumstance, effect or occurrence resulting from:

(i)	changes in general economic, business or geopolitical conditions, or in the financial, credit or securities markets in general in any country or region in which MModal or any of its subsidiaries conducts business;

(ii)	changes or developments in any of the industries in which MModal or its subsidiaries operate;

(iii)	changes, after the date of the Merger Agreement, in Laws applicable to MModal, its subsidiaries or any of their respective properties or assets or changes, after the date of the Merger Agreement, in GAAP or rules and policies of the Public Company Accounting Oversight Board;

(iv)	any natural or man-made disasters or acts of war (whether or not declared), sabotage or terrorism, or armed hostilities, or any escalation or worsening thereof, in each case occurring after the date of the Merger Agreement;

(v)	the entry into, announcement or performance of the Merger Agreement and the transactions contemplated thereby;

(vi)	any change in the market price or trading volume of the Shares or any failure to meet internal or published projections, forecasts, budgets, estimates or expectations of MModal’s revenue, earnings or other financial performance or results of operations for any period (provided, that the underlying cause of such change or failure shall not be excluded pursuant to this exception (vi));

(vii)	any loss of, or change in, the relationship of MModal or any of MModal’s subsidiaries, contractual or otherwise, with its customers, suppliers, vendors, lenders, employees, investors, or venture partners arising out of or related to the execution, delivery or performance of the Merger Agreement, the consummation of the transactions contemplated thereby or the announcement of any of the foregoing; or

(viii)	any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement;

except in the cases of clauses (i), (ii), (iii) and/or (iv) above, to the extent that MModal and its subsidiaries, taken as a whole, are materially and disproportionately affected thereby as compared with other participants in the industries in which MModal and its subsidiaries primarily operate (in which case the incremental, material and disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect).

In the Merger Agreement, the Parent and the Purchaser have made customary representations and warranties to MModal with respect to:

•	corporate matters, such as organization, standing, qualification, power and authority;

•	required consents and approvals, and no violations of laws, governance documents or agreements;

•	authority relative to the Merger Agreement;

•	absence of litigation;

•	absence of certain types of ancillary agreements with MModal’s stockholders or Third Parties;

•	available financing;

•	the Guarantee;

•	capitalization of the Purchaser;

•	absence of an interest in competitors of MModal;

•	the Parent’s investment intention;

•	brokers’ fees and expenses;

•	solvency of the Surviving Corporation;

•	inapplicability of DGCL Section 203;

•	ownership of securities of MModal;

•	inapplicability of the WARN Act;

•	absence of ancillary agreements with MModal’s management; and

•	accuracy of information supplied for purposes of the offer documents, the Schedule 14D-9 and the Proxy Statement.

Some of the representations and warranties in the Merger Agreement made by the Parent and the Purchaser are qualified as to “materiality” or “Parent Material Adverse Effect.” For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means any change, event, effect or circumstance that, individually or in the aggregate, could reasonably be expected to prevent or materially delay or impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement on a timely basis.

None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement survive the Effective Time. This limitation does not apply to any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Conduct of Business Pending the Merger

The Merger Agreement provides that, after the date of the Merger Agreement and before the Effective Time or the date, if any, on which the Merger Agreement is terminated, except (i) as may be required by Law, (ii) as may be consented to in writing by the Parent (not to unreasonably withheld, conditioned or delayed), (iii) as may be expressly permitted or contemplated pursuant to the Merger Agreement or (iv) as set forth in the Company Disclosure Letter:

•	the business of MModal and its subsidiaries shall be conducted only in the ordinary course of business and in a manner consistent with past practice in all material respects; and

•

MModal shall use its reasonable best efforts to keep available the services of the current executive officers and key employees of MModal and each of its subsidiaries and to preserve the current relationships of MModal and each of its subsidiaries with each of the distributors, franchisees, customers, suppliers and other persons with whom MModal or any of its subsidiaries has material business relations.

In addition, during the same time period, and subject to the same exceptions as set forth above, MModal shall not and shall not permit any of its subsidiaries to take certain actions with respect to the following, subject to the thresholds and exceptions specified in the Merger Agreement:

•	amend the organizational document of MModal or any of its subsidiaries;

•	issue, sell, pledge, transfer, dispose, encumber or grant any of its or its subsidiaries’ capital stock, or any rights of any kind to acquire any of its or its subsidiaries’ capital stock;

•	declare, set aside, authorize, make or pay any dividend;

•	except as required by law or pursuant to a Company Benefit Plan in effect as of the date of the Merger Agreement:

•	increase the compensation or other benefits to current or former employees, directors or officers of MModal or any of its subsidiaries;

•

grant any incentive compensation or pay any pension, retirement, allowance, severance, change of control or termination pay to, or enter into any severance, change of control or similar agreement with, any current or former employees, directors, or officers of MModal or any of its subsidiaries;

•	enter into any employment or similar agreement with any employee, officer or director of MModal;

•	establish, adopt, enter into or amend any collective bargaining agreement;

•	amend or adopt any Company Benefit Plans; or

•	accelerate the vesting or payment of any compensation or benefit (including any Company Equity Awards);

•	take any action to cause to be exercisable any otherwise unexercisable Option under any Company Benefit Plan;

•	acquire any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof;

•

incur or modify the terms of any material indebtedness for borrowed money, or assume, guarantee or endorse the obligations of any person, or make any loans, advances or capital contributions to any other person;

•

(a) enter into a Company Material Contract (subject to certain exceptions), (b) modify or amend, or grant any release or relinquish any material rights under, any Company Material Contract or (c) terminate any Company Material Contract;

•	make any material change to its methods of accounting in effect at December 31, 2011;

•	reclassify, combine, split or subdivide any of its capital stock;

•	redeem, repurchase or otherwise acquire any shares of its capital stock, subject to certain exceptions;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, merger (other than the Merger), consolidation or other reorganization;

•

(a) assign, sell, transfer, license or sublicense, mortgage, abandon or encumber any (i) material Company IP (except for certain exceptions) or (ii) any other material properties or assets, or (b) fail to pay any fee, take any action, protect any trade secret, or make any filing reasonably necessary to maintain its ownership of the material Company IP;

•	enter into any new line of business outside of MModal’s and its subsidiaries’ existing business;

•	settle any claim or Proceeding, in each case made or pending against MModal or any of its subsidiaries;

•	make any capital expenditures, subject to certain exceptions;

•

(a) make, change or rescind (or file a request to make, change or rescind) any material tax election, (b) settle or compromise any material tax liability, audit claim or assessment, (c) surrender any right to claim for a material tax refund, (d) change in any material respect (or file a request to make any such change) any accounting method in respect of taxes, (e) file any material amendment to a Tax Return, (f) enter into any closing agreement, settle or compromise any material claim or material assessment in respect of taxes, or (g) consent to any extension or waiver of the statute of limitations applicable to any claim or assessment in respect of taxes;

•	implement any employee layoffs that implicate the WARN Act; or

•	agree or commit to take any of the actions described in the preceding bullet points.

Access to Information

Until the earlier of the Effective Time or the termination of the Merger Agreement, and subject to confidentiality obligations, MModal agreed to provide the Parent and its representatives, with reasonable access during normal business hours to MModal’s and its subsidiaries’ officers, properties, books, contracts and records and other information as the Parent may reasonably request.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides for certain indemnification and insurance rights in favor of MModal’s current and former directors, officers or employees. Specifically, the Parent and the Surviving Corporation have agreed that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of MModal or its subsidiaries as provided in the certificate of incorporation, the bylaws or the equivalent organizational or governing documents of MModal’s subsidiaries or affiliates or in certain indemnity agreements shall survive the Merger and shall continue in full force and effect in accordance with its terms and will not be, for a period of at least six years from the Effective Time, modified in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of MModal.

For a period of six years after the Effective Time, the Parent and the Surviving Corporation have also agreed to indemnify and hold harmless each current and former director, officer or employee of MModal or any of its subsidiaries against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with or arising out of any action or omission in connection with such director’s or officer’s service to MModal or any of its subsidiaries and the Merger Agreement and any transaction contemplated thereby.

Prior to the Effective Time, MModal intends to obtain an extension of its existing directors’ and officers’ liability insurance and fiduciary liability insurance policies for a claims reporting period of at least six years after the Effective Time with respect to any events occurring at or prior to the Effective Time. The Merger Agreement limits the amount that may be expended on such extension to 300% of the current annual premium. If such extension is not obtained, then the Parent has agreed to maintain in effect for six years after the Effective Time MModal’s current directors’ and officers’ liability insurance and fiduciary liability insurance policies or comparable policies, with the amount required to be expended on such policies limited annually to 300% of the current annual premium.

Appropriate Action; Consents; Filings

Each of MModal, the Parent and the Purchaser has agreed to use its respective reasonable best efforts to satisfy the conditions to the other parties’ (with respect to MModal) or party’s (with respect to the Parent and the Purchaser) obligations to consummate and make effective the transactions contemplated by the Merger Agreement. Each of the parties is required to, (i) as promptly as practicable, make and not withdraw its respective filings under the HSR Act, and thereafter (A) make any other required submission under the HSR Act with respect to the transactions contemplated by the Merger Agreement, including the Offer and the Merger and (B) take all other actions necessary, proper or advisable to cause the expiration or termination or the applicable waiting periods under the HSR Act as soon as possible and (ii) make any filings, notifications or reports required under any other applicable competition, merger control, antitrust or similar law of any jurisdiction with respect to the transactions contemplated by the Merger Agreement as promptly as practicable.

The Parent and the Purchaser have also agreed to, and cause their affiliates to, promptly take any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under any Antitrust Laws that may be required by any Governmental Authority, in each case, with competent jurisdiction, so as to enable the parties to close the transactions contemplated by the Merger Agreement, including the Offer and the Merger, as promptly as practicable (and, in any event, no later than five business days prior to the Termination Date).

The parties agreed to give notices to Third Parties, and the Parent and the Purchaser agreed to use, and to cause each of its affiliates to use, its reasonable efforts, and MModal agreed to use its reasonable best efforts to cooperate with the Parent in its efforts, to obtain any Third Party consents that are necessary, proper or advisable to consummate the Merger.

Public Announcements

The Parent, the Purchaser and MModal have agreed not to make any press release or other public statement with respect to the Merger Agreement or the transactions contemplated thereby without the prior consent of the others, subject to certain exceptions. If a party is required to make such a press release or announcement, the Parent, the Purchaser and MModal agreed to consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger Agreement or the transactions contemplated thereby.

Employee Matters

Pursuant to the Merger Agreement, (i) each Company Employee will receive credit for all years of prior service with MModal, its subsidiaries, and their respective affiliates and predecessors for purposes of eligibility, vesting, benefit accrual and determination of level of benefits under any plans providing benefits to Company Employees after the Closing (including for purposes of accrual of vacation and other paid time off and severance benefits). In addition, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, the Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and the Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year prior to the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

Each Company Employee who was participating in MModal’s 2012 Management Incentive Compensation Plan (the “MIP”) as of the date of the Merger Agreement will continue to be eligible to receive a bonus in respect of the 2012 fiscal year determined in accordance with the terms of the MIP as in effect on the date of the Merger Agreement.

Financing

The Parent and the Purchaser shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter (taking into account the anticipated timing of the Marketing Period).

The Parent shall not, and shall not permit the Purchaser to, agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Financing Commitment or any definitive agreements related to the Financing and/or substitute other debt or equity financing for all or any portion of the Financing from the same sources or sources of Alternative Financing (as defined below), in each case, without MModal’s prior written consent to the extent such amendments, modifications or waivers would either reduce the aggregate amount of cash proceeds available from the Financing to fund the amounts required to be paid by the Parent or the Purchaser under the Merger Agreement (as compared to the amount of such aggregate proceeds contemplated under the Financing Commitments as in effect on the date of the Merger Agreement), or impose new or additional conditions precedent that would be reasonably likely to (i) prevent or materially delay or impair the ability of the Parent to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement or (ii) adversely impact the ability of the Parent or the Purchaser to enforce its rights against the other parties to the Financing Commitments.

If all or any portion of the Debt Financing becomes unavailable on the terms and conditions or from the sources contemplated by the Debt Commitment Letter for any reason, (i) the Parent shall promptly notify MModal and (ii) the Parent and the Purchaser shall use their respective reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative debt financing from alternative sources (the “Alternative Financing”) upon terms (including any flex provisions) no less favorable, in the aggregate, to the Parent and the Purchaser than those in the Debt Commitment Letter (and any related fee letter), in an amount sufficient to consummate the transactions contemplated by the Merger Agreement as promptly as practicable following the occurrence of such event (and, in any event, no later than the Offer Closing Date or the Merger Closing Date, as applicable). Neither the Parent nor the Purchaser shall be required to (i) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Financing Commitment, or (ii) pay any material fees in excess of those contemplated by the Financing Agreements (whether to secure waiver of any conditions contained therein or otherwise).

Financing Cooperation

MModal has agreed to reasonably cooperate in connection with the arrangement of the financing at the Parent’s sole expense.

Stockholder Litigation

MModal shall give the Parent the opportunity to participate in the defense and settlement of any claim, action, proceeding or investigation against MModal and/or its directors relating to the Merger Agreement and the transactions contemplated thereby.

Acquisition Proposals

Except as expressly permitted in the Merger Agreement, from and after the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, MModal shall, and shall cause its subsidiaries and their respective Representatives to cease and cause to be terminated any existing discussion or negotiation with any Third Parties with respect to a Competing Proposal, and request any such Third Party to promptly return or destroy all confidential information concerning MModal and its subsidiaries.

Furthermore, except as expressly permitted in the Merger Agreement, MModal shall not, and shall not permit any of its subsidiaries or their respective Representatives to directly or indirectly:

(i)	solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Competing Proposal;

(ii)	engage, continue or participate in any discussions (except to notify such Third Party of the existence of these provisions) or negotiations with, or furnish any non-public information relating to MModal or any of its subsidiaries to, or afford access to the books or records of MModal or its subsidiaries to, any Third Party that would reasonably be expected to lead to a Competing Proposal or any Third Party that, to the knowledge of MModal, is seeking to make, or has made, a Competing Proposal;

(iii)	approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) with respect to any Competing Proposal (an “Alternative Acquisition Agreement”); or

(iv)	resolve to propose, agree or publically announce an intention to do any of the foregoing.

Notwithstanding anything to the contrary in the Merger Agreement, from and after the date of the Merger Agreement until the earlier to occur of the Offer Closing and obtaining the Requisite Stockholder Approval, if MModal receives a bona fide unsolicited written Competing Proposal from any Third Party, MModal or the MModal Board, may:

(i)	contact such Third Party to clarify the terms and conditions thereof;

(ii)	furnish non-public information to such Third Party (provided, however, that (A) prior to so furnishing such information, MModal receives from such Third Party an executed Acceptable Confidentiality Agreement, (B) any non-public information concerning MModal or its subsidiaries provided to any Third Party given such access shall, to the extent not previously provided to the Parent or the Purchaser, be substantially concurrently provided to the Parent or the Purchaser and (C) MModal and the MModal Board and their respective Representatives shall withhold such portions of documents or information, or provide pursuant to customary “clean-room” or other appropriate procedures, to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature if the exchange of such information (or portions thereof) could reasonably be likely to be harmful to the operation of MModal in any material respect); and

(iii)	engage in discussions or negotiations with such Third Party with respect to the Competing Proposal;

if and only if, with respect to each of clause (i), (ii) and (iii) above, (x) such Third Party has submitted a bona fide unsolicited written Competing Proposal which the MModal Board determines in good faith, after consultation with its financial and legal advisors, constitutes, or would reasonably be expected to lead to, a Superior Proposal, (y) the MModal Board determines in good faith, after consultation with its legal advisors, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and (z) MModal has provided prior oral and written notice to the Parent and the Purchaser of the determination of the Board.

From and after the date of the Merger Agreement, MModal shall promptly (and, in any event, within 48 hours), notify the Parent and the Purchaser of receipt by MModal of any Competing Proposal (or any inquiry or request for negotiating or discussing a Competing Proposal) or any request for non-public information in connection with any Competing Proposal, the material terms and conditions of any such Competing Proposal or request (including the identity of the Third Party and, if applicable, copies of any documents relating to such Competing Proposal), and shall as promptly as reasonably practicable (and in any event on a daily basis) advise the Parent and the Purchaser of any material amendments to any such Competing Proposal or request and shall keep the Parent reasonably informed on a daily basis of the status and terms thereof. MModal shall not enter into any agreement with any such Third Party which would prevent MModal from complying with the provisions of the Merger Agreement.

The Merger Agreement does not prohibit MModal or the MModal Board, directly or indirectly through its representatives, from (i) complying with its disclosure obligations under applicable Law with regard to a Competing Proposal, including taking and disclosing to MModal’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act; (ii) making any “stop, look and listen” communication to MModal’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, in the case of either clause (i) or (ii), if the MModal Board has determined in good faith, after consultation with legal advisors, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law; or (iii) complying with its disclosure obligations under applicable Law to make accurate disclosure to MModal’s stockholders of any factual information regarding the business, financial condition or results of operations of MModal; provided, however, that any disclosures pursuant to clause (i) above other than an express rejection of the applicable tender or exchange offer or an unqualified reaffirmation of the Company Recommendation shall be deemed to be an Adverse Recommendation Change.

Board Recommendation

As described above, and subject to the provisions described below, the MModal Board has recommended that MModal stockholders accept the Offer, tender their Shares to the Purchaser in the Offer and, if required by applicable law, adopt the Merger Agreement and approve the transactions contemplated thereby. The Merger Agreement provides that the MModal Board will not effect an “Adverse Recommendation Change” (as defined below) except as set forth in the Merger Agreement.

Except as expressly permitted in the Merger Agreement, neither the MModal Board nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the Parent or the Purchaser, the Company Recommendation, (ii) fail to include the Company Recommendation in the Schedule 14D-9 or, if applicable, the Proxy Statement, (iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Competing Proposal, (iv) fail to recommend against any Competing Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten business days after the commencement of such Competing Proposal (any of the actions described in clauses (i) through (iv) above and as the disclosures referred to in the proviso above, an “Adverse Recommendation Change”) or (v) cause or permit MModal to enter into any Alternative Acquisition Agreement.

Permitted Adverse Recommendation Change or Termination for Superior Proposal

At any time prior to the earlier to occur of the Offer Closing and obtaining the Requisite Stockholder Approval, except as expressly permitted in the Merger Agreement, the MModal Board shall only be permitted to (y) effect an Adverse Recommendation Change or (z) cause or permit MModal to enter into an Alternative Acquisition Agreement and terminate the Merger Agreement, if and only if, in either case:

(i)	the MModal Board has received a bona fide unsolicited written Competing Proposal which did not, directly or indirectly, arise from or in connection with any breach of MModal’s non-solicitation obligations under the Merger Agreement and that, in the good faith determination of the MModal Board, after consultation with its financial and legal advisors, constitutes a Superior Proposal; and

(ii)	the MModal Board determines in good faith, after consultation with its legal advisors, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; and

(iii)	MModal notifies the Parent in writing (a “Notice of Superior Proposal”), at least three business days in advance of taking such action, that the MModal Board intends to take the action in either clause (y) or (z) above, as the case may be, which Notice of Superior Proposal shall specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and shall attach the agreement and all related documentation providing for such Superior Proposal; and

(iv)	after providing such Notice of Superior Proposal and prior to taking such action in clause (y) or (z) above, as the case may be, MModal shall negotiate in good faith with the Parent during such three business days period to make such adjustments to the terms and conditions of the Merger Agreement, the Financing Commitments and the Guarantee as would permit the MModal Board (consistent with its fiduciary duties under applicable Law) not to take such action in clause (y) or (z) above, as the case may be; and

(v)	the MModal Board shall have considered in good faith any changes to the Merger Agreement, the Financing Commitments and the Guarantee offered in writing by the Parent in a manner that would form a binding contract if accepted by MModal and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by the Parent were to be given effect and that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the earlier to occur of the Offer Closing and obtaining the Requisite Stockholder Approval, the MModal Board is permitted to take any of the actions set forth in clauses (i) and (ii) of the “Board Recommendation” section above if (i) an event, fact, development, circumstance or occurrence (but specifically excluding any Competing Proposal) that affects the business, assets or operations of MModal or its subsidiaries not known to MModal as of the date of the Merger Agreement becomes known to the MModal Board after the date of the Merger Agreement (an “Intervening Event”), (ii) as a result thereof, the MModal Board determines in good faith, after consultation with its financial and legal advisors, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, and (iii) the MModal Board has complied with the requirements set forth in clauses (iii) through (iv) above as if such requirements in connection with an Adverse Recommendation Change relating to a Superior Proposal related to an Intervening Event.

Termination

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Stockholder Approval is obtained, as follows:

•	by mutual written consent of the Parent and MModal;

•	by either the Parent or MModal if:

•

the Effective Time shall not have occurred on or before December 31, 2012, except that such right to terminate is not available to any party if (x) the Offer Closing has occurred or (y) such party has breached its material obligations under the Merger Agreement in a manner that shall have been the principal cause of the failure of the Merger to be consummated on or before such date;

•

(A) a Law has been enacted, entered or promulgated prohibiting the consummation of the Merger on the terms contemplated by the Merger Agreement or (B) any Governmental Authority of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order or other action has become final and non-appealable, except that such right to terminate is not available to a party if the issuance of the final, non-appealable order was primarily due to such party’s failure to perform its obligations under the Merger Agreement; or

•	the Offer Termination has occurred and the Requisite Stockholder Approval has not been obtained;

•	by MModal (unless MModal is then in material breach of the Merger Agreement) if:

•

the Parent or the Purchaser has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (x) would result in a failure of (A) unless the Offer Termination shall have occurred, any

Offer Condition pursuant to the terms of the Merger Agreement, or (B) if the Offer Termination shall have occurred, a failure of the conditions to MModal’s obligation to effect the Merger set forth pursuant to the Merger Agreement, and (y) cannot be cured on or before the Termination Date or, if curable, is not cured by the Parent or the Purchaser, as applicable, prior to the earlier of (A) 30 days of receipt by the Parent of written notice of such breach or failure and (B) the Termination Date; provided, however, that MModal shall not have the right to terminate the Merger Agreement under these circumstances if the Offer Closing shall have occurred;

•

prior to obtaining the Requisite Stockholder Approval (if required by applicable Law) (x) the MModal Board has determined to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by the terms of the Merger Agreement and (y) concurrently with such termination, MModal (A) enters into an Alternative Acquisition Agreement with respect to a Superior Proposal and (B) pays to the Parent the Termination Fee (as defined below);

•

all of the conditions applicable to the Parent’s and the Purchaser’s obligations to effect the Merger as set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied by actions taken at the Merger Closing) have been satisfied or, if permitted by applicable Law, waived, and the Parent and the Purchaser fail to consummate the Merger within three business days following the date the Merger Closing should have occurred; or

•

(A) (x) all the Offer Conditions shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Offer Closing) as of the Expiration Date and (y) the Parent shall have failed to effect the Offer Closing promptly thereafter; or (B) (x) all of Offer Conditions (other than the Financing Proceeds Condition) shall have been satisfied or waived as of the Expiration Date and (y) the Marketing Period has ended and (z) the Parent shall have failed to effect the Offer Closing promptly (and, in any event, within three business days) after the later of (x) and (y) in accordance with the terms of the Merger Agreement;

•	by the Parent (unless the Parent or the Purchaser is then in material breach of the Merger Agreement) if:

•

MModal shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (x) would result in a failure of (A) unless the Offer Termination has occurred, any condition to the Offer set forth in the Merger Agreement, or (B) if the Offer Termination has occurred, the conditions to the Parent’s and the Purchaser’s obligation to effect the Merger set forth pursuant to the Merger Agreement and (y) cannot be cured on or before the Termination Date or, if curable, is not cured by MModal prior to the earlier of (A) 30 days of receipt by MModal of written notice of such breach or failure and (B) the Termination Date; provided, however, that the Parent shall not have the right to terminate the Merger Agreement under these circumstances if the Offer Closing shall have occurred; or

•

the MModal Board shall have made an Adverse Recommendation Change; provided, however, that the Parent shall not have the right to terminate the Merger Agreement under these circumstances if (x) the Offer Closing shall have occurred or (y) the Requisite Stockholder Approval shall have been obtained.

Effect of Termination

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become null and void and of no effect, without liability on the part of any party thereto (or any of its representatives or related parties), and all rights and obligations of any party thereto shall cease, subject to certain designated provisions of the Merger Agreement which survive, except that no such termination shall relieve any party thereto of any liability or damages, resulting from any Willful Breach prior to such termination by any party thereto of its representations, warranties, covenants or agreements set forth in the Merger Agreement; provided, however, that (i) the maximum aggregate liability of the Parent and the Purchaser shall be limited to an amount equal to the Reverse Termination Fee, and in no event shall MModal seek to recover monetary damages from the Parent or the Purchaser, collectively, in excess of such amount, and (ii) the maximum aggregate liability of MModal (other than in connection with a Willful Breach by MModal of the non-solicitation covenant in the Merger Agreement) shall be limited to an amount equal to the Termination Fee and, except as provided in the following clause (iii), in no event shall the Parent seek to recover monetary damages from MModal in excess of such amount, and (iii) solely in the event of a Willful Breach by MModal of the covenants and agreements set forth in the non-solicitation covenant in the Merger Agreement, the maximum aggregate liability of MModal shall be limited to an amount equal to the Reverse Termination Fee and in no event shall the Parent seek to recover monetary damages from MModal in excess of such amount.

Termination Fees

Upon termination of the Merger Agreement under specified circumstances, including a termination by MModal to enter into an agreement for an alternative transaction pursuant to a Superior Proposal, or upon consummation of a Competing Proposal under specified circumstances in which a Competing Proposal was made public before a termination of the Merger Agreement and MModal enters into a competing proposal within a specified period after termination of the Merger Agreement, MModal has agreed to pay the Parent a termination fee of $28,736,875 (the “Termination Fee”). If the Merger Agreement is terminated by the Parent or MModal following failure to obtain the Requisite Stockholder Approval for the transaction, MModal will be required to reimburse the Parent’s expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum amount of $8,210,535.

The Merger Agreement also provides that the Parent will pay, or cause to be paid, to MModal an amount equal to $57,473,750 (the “Reverse Termination Fee”) if MModal terminates the Merger Agreement under certain circumstances, including based on (i) the Parent’s failure to consummate the Offer if all Offer conditions have been satisfied as of the Expiration Date, (ii) the Parent’s failure to consummate the Merger if all conditions to the obligations of the Parent and the Purchaser to close the Merger have been satisfied and the Marketing Period has expired, or (iii) the Parent’s material uncured breach of the Merger Agreement that is the principal factor in the failure of the Offer or the Merger, as the case may be, to be consummated.

Availability of Specific Performance

Pursuant to the Merger Agreement and subject to certain conditions and the following paragraph, the parties acknowledged and agreed that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of the Merger Agreement and the Equity Commitment Letter and to enforce specifically the respective terms and provisions thereof, in addition to any other remedy to which they are entitled at law or in equity.

However, the parties explicitly agreed that MModal is not entitled to obtain an injunction to cause the Offer Price or the Merger Consideration to be paid or the Equity Financing to be funded unless, and only if, each of the following conditions has been satisfied:

•	with respect to the Offer and payment of the Offer Price and the Equity Financing related thereto, all of the Offer Conditions have been satisfied or waived as of the expiration of the Offer;

•

with respect to the Merger, the payment of the Merger Consideration and the Equity Financing related thereto, all the conditions to the obligations of the Parent and the Purchaser to effect the Merger (other than those conditions that by their nature are to be satisfied at the Merger Closing, each of which shall be capable of being satisfied at the Merger Closing) have been satisfied or waived;

•

the Debt Financing (or any alternative financing from alternative sources upon terms no less favorable, in the aggregate, to the Parent and the Purchaser) has been funded or the lenders party to the Debt

Commitment Letter (or the lenders party to a new commitment letter for any alternative financing from alternative sources upon terms no less favorable, in the aggregate, to the Parent and the Purchaser) have irrevocably and unconditionally confirmed in writing that the financing provided for in the Debt Financing (or any alternative financing from alternative sources upon terms no less favorable, in the aggregate, to the Parent and the Purchaser) will be funded at the Offer Closing or the Merger Closing, as applicable, if the Equity Financing is funded at the Offer Closing or the Merger Closing, as applicable; and

•

with respect to any funding of the Equity Financing to occur at the Merger Closing, MModal has irrevocably and unconditionally confirmed that if specific performance is granted and the Equity Financing and Debt Financing (or any alternative financing from alternative sources upon terms no less favorable, in the aggregate, to the Parent and the Purchaser) are funded, then the Merger Closing will occur.

Expenses

All costs and expenses incurred by the parties will be paid by the party incurring such costs and expenses, except that either the Parent or the Surviving Corporation will pay, or cause to be paid, all documentary, sales, use, real property transfer, registration, transfer, stamp, recording and similar taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the Merger Agreement and the transactions contemplated thereby, and shall file all Tax Returns related thereto that are required to be filed by the Parent or the Surviving Corporation.

Guaranty

On July 2, 2012, in connection with the entry into the Merger Agreement, Sponsor executed and delivered to MModal a limited guaranty (the “Guaranty”). Pursuant to the Guaranty, Sponsor agreed to guarantee the performance and discharge of (i) the payment of the Reverse Termination Fee if and when required to be paid by the Parent under the terms of the Merger Agreement, and (ii) certain other payment liabilities and obligations of the Parent and the Purchaser under the Merger Agreement. However, under the terms of the Guaranty, Sponsor’s maximum liability cannot exceed $57,473,750 in the aggregate.

The Guaranty will terminate upon the earliest of (i) the Effective Time (including payment of the Merger Consideration), (ii) the termination of the Merger Agreement in accordance with its terms under circumstances not giving rise to a right of MModal to receive payment of the Reverse Termination Fee from the Parent or payment from the Parent or the Purchaser of certain payment liabilities and obligations, (iii) the payment by Sponsor, the Parent and/or the Purchaser to MModal of the Reverse Termination Fee or an amount of the guaranteed obligations equal to $57,473,750 in the aggregate, (iv) the assertion of certain claims or demands by MModal or any of its affiliates against Sponsor, the Parent, the Purchaser or their affiliates and (v) the six-month anniversary following termination of the Merger Agreement in accordance with its terms (other than any termination for which clause (ii) applies).

This summary of the Guaranty does not purport to be complete and is qualified in its entirety by reference to the Guaranty, a copy of which is filed as Exhibit (d)(2) to the Schedule TO filed with the SEC, which is incorporated by reference herein.

Confidentiality Agreement

On April 11, 2012, MModal and One Equity Partners IV, L.P., an affiliate of Sponsor, entered into a confidentiality agreement (the “Confidentiality Agreement”). Under the Confidentiality Agreement, One Equity Partners IV, L.P. agreed, among other things, to keep non-public information regarding MModal confidential (subject to certain exceptions) until the earlier of 18 months after the date of the Confidentiality Agreement and the completion of a negotiated transaction between One Equity Partners IV, L.P. and MModal. Pursuant to the

Confidentiality Agreement, One Equity Partners IV, L.P. agreed that it would only disclose confidential information to its representatives on a “need to know” basis or as may be required by law (subject to certain conditions and exceptions). Under the Confidentiality Agreement, One Equity Partners IV, L.P. also agreed, among other things, to certain “standstill” provisions for the protection of MModal for a period of one year from the date of the Confidentiality Agreement (the “Standstill Period”) and that, subject to certain limited exceptions during the Standstill Period, One Equity Partners IV, L.P. would not solicit or hire MModal’s officers and employees.

This summary of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which is filed as Exhibit (d)(3) to the Schedule TO filed with the SEC, which is incorporated by reference herein.

12.	Purpose of the Offer; Plans for MModal.

Purpose of the Offer. The purpose of the Offer is for the Purchaser to acquire control of, and the entire equity interest in, MModal. The Offer, as the first step in the acquisition of MModal, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, the Purchaser intends to consummate the Merger on the date of and immediately following the Offer Closing.

If you sell your Shares in the Offer, you will cease to have any equity interest in MModal or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in MModal. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of MModal.

The MModal Board has by unanimous vote (other than Mr. Davenport, who was not present for the deliberations or the vote) approved the Merger Agreement and transactions contemplated thereby, including the Offer and the Merger.

If the Purchaser acquires at least 90% of the then outstanding Shares pursuant to the Offer, including the Top-Up Option, if applicable, the Merger may be consummated without a stockholders’ meeting and without the approval of MModal’s stockholders. In the event that the Minimum Tender Condition is not met, and in certain other circumstances, the parties have agreed to complete the Merger without the prior completion of the Offer, after receipt of the approval of a majority of MModal’s stockholders for the adoption of the Merger Agreement.

Plans for MModal. It is expected that, initially following the Merger, the business and operations of MModal will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. The Parent will continue to evaluate the business and operations of MModal during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, the Parent intends to review such information as part of a comprehensive review of MModal’s business, operations, capitalization and management with a view to optimizing development of MModal’s potential.

To the best knowledge of the Purchaser and the Parent, except for certain pre-existing agreements described in the Schedule 14D-9 between MModal and its executive officers and directors, no employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of MModal, on the one hand, and the Parent, the Purchaser, Sponsor or MModal, on the other hand, existed as of the date of the Merger Agreement, and neither the Offer nor the Merger is conditioned upon any executive officer or director of MModal entering into any such agreement, arrangement or understanding.

It is possible that certain members of MModal’s current management team will enter into new employment arrangements with MModal after the completion of the Offer and the Merger. Such arrangements may include the right to purchase or participate in the equity of the Purchaser or its affiliates. Any such arrangements with the existing management team are currently expected to be entered into after the completion of the Offer and will not become effective until the time the Merger is completed, if at all. There can be no assurance that any parties will reach an agreement on any terms, or at all.

The Merger Agreement provides that the Purchaser will be merged into MModal and that the certificate of incorporation of MModal shall be amended so as to read in its entirety as provided for in the Merger Agreement and, as so amended, shall be the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation shall be amended to be identical to the bylaws of the Purchaser as in effect immediately prior to the Effective Time. The directors of the Purchaser will become the directors of the Surviving Corporation and the officers of MModal at the Effective Time will be the officers of the Surviving Corporation in each case until their respective successors are duly elected or appointed and qualified. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — MModal’s Board of Directors.”

Except as set forth in this Offer to Purchase, the Purchaser and the Parent have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving MModal or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of MModal or any of its subsidiaries, (iii) any change in the MModal Board or management of MModal, (iv) any material change in MModal’s capitalization or dividend policy, (v) any other material change in MModal’s corporate structure or business, (vi) a class of securities of MModal being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of MModal being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

13.	Certain Effects of the Offer.

Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to the published guidelines of The Nasdaq Stock Market, LLC (the “Nasdaq Stock Market”), the Nasdaq Stock Market would consider disqualifying the Shares for listing on Nasdaq (though not necessarily for listing on The Nasdaq Capital Market) if, among other possible grounds, the number of publicly held Shares falls below 750,000, the total number of holders of Shares (including both holders of beneficial interest and record holders) falls below 400, the market value of publicly held Shares is less than $5 million, there are fewer than two active and registered market makers in the Shares, MModal has stockholders’ equity of less than $10 million, or the bid price for the Shares is less than $1. Furthermore, the Nasdaq Stock Market would consider delisting the Shares from the Nasdaq Stock Market altogether if, among other possible grounds, (i) the number of publicly held Shares falls below 500,000, (ii) the total number of holders of Shares (including both holders of beneficial interest and record holders) falls below 300, (iii) the market value of publicly held Shares is less than $1 million, (iv) there are fewer than two active and registered market makers in the Shares, (v) the bid price for the Shares is less than $1 or (vi)(A) MModal has stockholders’ equity of less than $2.5 million, (B) the market value of MModal’s listed securities is less than $35 million and (C) MModal’s net income from continuing operations is less than $500,000 for the most recently completed fiscal year and two of the last three most recently completed fiscal years. Shares held by officers or directors of MModal, or by any beneficial owner of more than 10% of the Shares, will not be considered as being publicly held for this purpose. According to MModal, as of July 12, 2012, 58,646,684 Shares

on a fully diluted basis were outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are either no longer eligible for Nasdaq or are delisted from Nasdaq altogether, the market for the Shares will be adversely affected.

Margin Regulations. The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of MModal to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by MModal to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to MModal, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of MModal and persons holding “restricted securities” of MModal to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for listing on Nasdaq. We intend and will cause MModal to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

14.	Dividends and Distributions.

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of the Parent, MModal shall not declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to MModal’s or any of its subsidiaries’ capital stock or set any record date thereof, other than dividends paid by any subsidiary of MModal to MModal or any wholly owned subsidiary of MModal.

15.	Certain Conditions of the Offer.

For the purposes of this Section 15, capitalized terms used but not defined herein will have the meanings set forth in the Merger Agreement. Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to, and the Parent shall not be required to cause the Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer if:

(a) there shall have not been validly tendered and not validly withdrawn prior to the expiration of the Offer that number of Shares that represents at least a majority of the outstanding Shares on a fully diluted basis as of the expiration of the Offer (the “Minimum Tender Condition”);

(b) any applicable waiting period (or any extension thereof) under the HSR Act relating to the purchase of Shares pursuant to the Offer or the consummation of the Merger shall not have expired or otherwise been terminated;

(c) any of the following conditions shall have occurred and be continuing as of the Expiration Date:

i. a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of enjoining, making illegal or otherwise prohibiting the making of the Offer, the consummation of the Offer, the Merger or the consummation of the Merger, or preventing or prohibiting the Offer or the Merger;

ii. any of the representations and warranties of MModal (A) relating to (i) its authority relative to the Merger Agreement (as described in the Merger Agreement) (ii) the absence of certain changes or events (as described in the Merger Agreement), (iii) the opinion of the financial advisor (as described in the Merger Agreement), (iv) the takeover statutes (as described in the Merger Agreement), (v) the vote required (as described in the Merger Agreement), shall not be true and correct in all respects at and as of the date of the Merger Agreement and as of the Offer Closing with the same effect as though made as of the Offer Closing, (B) relating to capitalization (as described in the Merger Agreement) shall not be true and correct in all material respects at and as of the date of the Merger Agreement and as of the Offer Closing with the same effect as though made as of the Offer Closing (except to the extent expressly made as of an earlier date, in which case as of such date), and (C) as set forth in all the other representations and warranties of MModal in the Merger Agreement (other than the representations and warranties referred to in the foregoing clauses (A) or (B)) without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall not be true and correct at and as of the date of the Merger Agreement and as of the Offer Closing with the same effect as though made as of the Offer Closing (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of this clause (C) for such failures to be true and correct as would not have or reasonably be expected to have, individually or in the aggregate, a “Company Material Adverse Effect”. For purposes of clause (B) above, if one or more inaccuracies would be reasonably likely to cause the aggregate amount required to be paid by the Parent or the Purchaser to consummate the Offer, effectuate the Merger, exercise the Top-Up Option, refinance the indebtedness of MModal, acquire, directly or indirectly, all of the outstanding equity interests in MModal’s subsidiaries and pay all fees and expenses in connection therewith to increase by $500,000 or more, such inaccuracy or inaccuracies will be considered material;

iii. MModal shall have failed to perform or comply in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it under the Merger Agreement on or prior to the Offer Closing as; or

iv. the Merger Agreement shall have been terminated in accordance with its terms;

(d) the Parent (either directly or through its subsidiaries) shall not have received the proceeds of the Debt Financing (or any alternative financing from alternative sources upon terms no less favorable, in the aggregate, to the Parent and the Purchaser) or the lenders party to the Debt Commitment Letter (or a new debt commitment letter for any alternative financing from alternative sources upon terms no less favorable, in the aggregate, to the Parent and the Purchaser) shall not have definitively and irrevocably confirmed to the Parent and the Purchaser that the Debt Financing (or any alternative financing from alternative sources upon terms no less favorable, in the aggregate, to the Parent and the Purchaser) in an amount sufficient to consummate the Offer, the Merger and the other transactions contemplated herein will be available at the Offer Closing on the terms and conditions set forth in the Debt Commitment Letter (or a new debt commitment letter for any alternative financing from alternative sources upon terms no less favorable, in the aggregate, to the Parent and the Purchaser) (the “Financing Proceeds Condition”); or

(e) in the event that the exercise of the Top-Up Option is necessary to ensure that Parent or Purchaser owns at least 90% of the outstanding Shares immediately after the Offer Closing, (i) there shall exist under applicable Law any restriction or legal impediment on the Purchaser’s ability and right to exercise the Top-Up Option (the “Top-Up Impediment”) or (ii) the Shares issuable upon exercise of the Top-Up Option together with the Shares validly tendered in the Offer and not properly withdrawn are insufficient for the Purchaser to reach at least 90% of the outstanding Shares immediately after the Offer Closing (after giving effect to such exercise).

For purposes of determining whether the Minimum Tender Condition and the condition set forth in clause (e)(ii) have been satisfied, the Parent and the Purchaser shall include for purposes of its determination thereof Shares tendered in the Offer pursuant to guaranteed delivery procedures if and only if Shares have been delivered pursuant to such guarantees as of the Expiration Date.

At the request of the Parent, MModal shall deliver to the Parent a certificate, signed on behalf of MModal by its chief executive officer or another senior officer, certifying that none of the conditions set forth in clauses (ii) and (iii) of paragraph (c) above shall have occurred and be continuing as of the expiration of the Offer.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of the Parent and the Purchaser to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

The foregoing conditions are for the sole benefit of the Parent and the Purchaser and, subject to the terms and conditions of the Merger Agreement and applicable Law, may be waived by the Parent and the Purchaser, in whole or in part, at any time and from time to time until the Offer shall have expired or been terminated (other than the Minimum Tender Condition). The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time until the Offer shall have expired or been terminated.

16.	Certain Legal Matters; Regulatory Approvals.

General. Except as described in this Section 16, based on our examination of publicly available information filed by MModal with the SEC and other information concerning MModal, we are not aware of any governmental license or regulatory permit that appears to be material to MModal’s business that might be adversely affected by our acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser or the Parent as contemplated herein. Should any such approval or other action be required, we currently contemplate that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. While we do not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to MModal’s business, any of which under certain conditions specified in the Merger Agreement, could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15 — “Certain Conditions of the Offer.”

Antitrust Compliance. Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain transactions may not be consummated until specified information and documentary material (“Premerger Notification and Report Forms”) have been furnished to the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.

Under the HSR Act, our purchase of Shares in the Offer may not be completed until the expiration of a 15 calendar day waiting period following the filing by JP Morgan Chase & Co., as the ultimate parent entity of the

Purchaser, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. JP Morgan Chase & Co. filed on July 16, 2012, and MModal will file, Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger. Accordingly, the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on July 31, 2012, unless earlier terminated by the FTC and the Antitrust Division or unless the FTC or the Antitrust Division issues a request for additional information and documentary material (a “Second Request”) prior to that time. If within the 15 calendar day waiting period either the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the Offer and the Merger would be extended until ten calendar days following the date of substantial compliance by JP Morgan Chase & Co. with that request, unless the FTC or the Antitrust Division terminates the additional waiting period before its expiration. After the expiration of the ten calendar day waiting period, the waiting period could be extended only by court order or with Sponsor’s consent. In practice, complying with a Second Request can take a significant period of time. Although MModal is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither MModal’s failure to make those filings nor a request for additional documents and information issued to MModal from the FTC or the Antitrust Division will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger. The Merger will not require an additional filing under the HSR Act if Purchaser owns more than 50% of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

The FTC and the Antitrust Division will scrutinize the legality under the antitrust laws of the Purchaser’s proposed acquisition of MModal. At any time before or after the Purchaser’s acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of the Purchaser, MModal, or any of their respective subsidiaries or affiliates or requiring other conduct relief. United States state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While the Parent believes that consummation of the Offer would not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, the Purchaser may not be obligated to consummate the Offer or the Merger. See Section 15 — “Certain Conditions of the Offer.”

State Takeover Laws. MModal is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” MModal’s board of directors has approved the Merger Agreement and the transactions contemplated thereby, including the Offer, the Top-Up Option, the Support Agreement and the Merger, for purposes of Section 203 of the DGCL.

MModal, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Certain Conditions of the Offer.”

Legal Proceedings

On July 6, 2012, a purported stockholder of MModal filed a putative class action lawsuit in the Court of Chancery of the State of Delaware, captioned Alan Kahn v. Roger L. Davenport, et al., Civil Action No. 7675-VCP. The defendants are MModal, the members of the MModal Board, One Equity Partners, LLC (“OEP LLC”) and its affiliates, the Parent and the Purchaser. The Kahn action purports to be brought individually and on behalf of the public stockholders of MModal. The Kahn complaint contains allegations that the individual directors breached their fiduciary obligations because they (i) agreed to a flawed process that precluded the emergence of competing bidders and whereby MModal’s financial advisor was not independent; and (ii) failed to maximize stockholder value. The Kahn complaint further alleges that OEP LLC and the Parent aided and abetted those alleged breaches of fiduciary duty. The Kahn action seeks, among other things, injunctive relief prohibiting consummation of the proposed acquisition, recission of the Merger Agreement, damages and attorneys’ fees and costs. The Kahn complaint is attached as Exhibit (a)(5)(A) to the Schedule TO.

On July 9, 2012, a purported stockholder of MModal filed a putative class action lawsuit in the Court of Chancery of the State of Delaware, captioned Edward Forstein, v. MModal Inc. et al., Civil Action No. 7680-VCP. The defendants are MModal, the members of the MModal Board, OEP LLC and its affiliates, the Parent and the Purchaser. The Forstein action purports to be brought individually and on behalf of the public stockholders of MModal. The Forstein complaint contains allegations that the individual directors breached their fiduciary obligations because (i) one of MModal’s financial advisors was materially conflicted; (ii) MModal’s largest stockholder had different interests than MModal’s public stockholders; (iii) they agreed to preclusive deal protection provisions; and (iv) the individual directors failed to maximize stockholder value. The Forstein complaint further alleges that OEP LLC, the Parent and the Purchaser aided and abetted those alleged breaches of fiduciary duty. The Forstein action seeks, among other things, injunctive relief prohibiting consummation of the proposed acquisition, recission of the Merger Agreement, damages and attorneys’ fees and costs. The Forstein complaint is attached as Exhibit (a)(5)(B) to the Schedule TO.

On July 10, 2012, a purported stockholder of MModal filed a putative class action lawsuit in the Court of Chancery of the State of Delaware, captioned Scott Phillips v. Roger L. Davenport, et al., Civil Action No. 7685-VCP. The defendants are MModal, the members of the MModal Board, OEP LLC and its affiliates, the Parent and the Purchaser. The Phillips action purports to be brought individually and on behalf of the public stockholders of MModal. The Phillips complaint contains allegations that the individual directors breached their fiduciary obligations because they (i) agreed to preclusive deal protection provisions; (ii) failed to maximize stockholder value; and (iii) have material conflicts of interest. The Phillips complaint further alleges that MModal, OEP LLC, the Parent and the Purchaser aided and abetted those alleged breaches of fiduciary duty. The Phillips action seeks, among other things, preliminary and permanent injunctive relief prohibiting consummation of the proposed Transaction, damages and attorneys’ fees and costs. The Phillips complaint is attached as Exhibit (a)(5)(C) to the Schedule TO.

17.	Appraisal Rights.

You do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, MModal stockholders who do not tender their Shares in the Offer, continue to hold Shares at the time of the consummation of the Merger, neither vote in favor of the Merger nor consent thereto in writing and otherwise comply with the applicable statutory procedures under Section 262 of the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any (all such Shares collectively, the “Dissenting Shares”). Since appraisal rights are not available in connection with the Offer, no demand for appraisal under Section 262 of the DGCL may be made at this time. Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the Merger Consideration. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the Offer Price.

If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, its, his or her rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the Merger Consideration. A stockholder may withdraw its, his or her demand for appraisal by delivering to us a written withdrawal of its, his or her demand for appraisal and acceptance of the Merger.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law.

You cannot exercise appraisal rights at this time. The information set forth above is for informational purposes only with respect to your alternatives if the Merger is consummated. As required by Section 262 of the DGCL, if you are entitled to appraisal rights in connection with the Merger, you will receive additional information concerning appraisal rights and the procedures to be followed in connection therewith, including the text of the relevant provisions of Delaware law, before you have to take any action relating thereto.

If you sell your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, rather, will receive the Offer Price therefor. If you are considering demanding appraisal, you are advised to promptly consult legal counsel.

18.	Fees and Expenses.

The Parent and the Purchaser have retained Georgeson Inc. to be the Information Agent and Computershare Trust Company, N.A. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Neither the Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

19.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with any such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

No person has been authorized to give any information or to make any representation on behalf of the Parent or the Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of the Purchaser, the Depositary, or the Information Agent for the purpose of the Offer.

The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. MModal is required under the rules of the SEC to file its Solicitation/Recommendation Statement with the SEC on Schedule 14D-9 no later than ten business days from the date of this Offer to Purchase, setting forth the recommendation of the MModal Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may, when filed, be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7 — “Certain Information Concerning MModal” above.

Legend Acquisition Sub, Inc.

July 17, 2012

SCHEDULE I

INFORMATION RELATING TO THE PURCHASER AND THE OFFEROR GROUP

Parent

The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of the Parent. Unless otherwise indicated, the current business address of each person is c/o One Equity Partners, 320 Park Avenue, New York, New York 10022 and the telephone number is (212) 277-1500.

Name and Position	Citizenship	Present Principal Occupation or Employment; Name, Material Positions Held During Past Five Years
Gregory A. Belinfanti Director and President	United States	Managing Director of One Equity Partners

Christian P. Ahrens Director and Treasurer	United States	Managing Director of One Equity Partners

Mathew P. Hughes Director and Secretary	United States	Vice President of One Equity Partners starting in 2008. Prior to joining One Equity Partners, Mr. Hughes worked at Karr Barth Private Client Group in Private Wealth Management

Purchaser

The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of the Purchaser. Unless otherwise indicated, the current business address of each person is c/o One Equity Partners, 320 Park Avenue, New York, New York 10022 and the telephone number is (212) 277-1500.

Name and Position	Citizenship	Present Principal Occupation or Employment; Name, Material Positions Held During Past Five Years
Gregory A. Belinfanti Director and President	United States	See response for the Parent

Christian P. Ahrens Director and Treasurer	United States	See response for the Parent

Mathew P. Hughes Director and Secretary	United States	See response for the Parent

Sponsor

One Equity Partners V, L.P. is a Cayman Island exempted limited partnership engaged in the business of making private equity and other types of investments.

OEP General Partner V, L.P. is the general partner of One Equity Partners V., L.P. OEP General Partner V, L.P. is a Cayman Islands exempted limited partnership, the principal business of which is acting as general partner of One Equity Partners V, L.P.

OEP Parent LLC is the general partner of OEP General Partner V, L.P. OEP Parent LLC is a Delaware limited liability company engaged in the business of acting as the general partner of persons primarily engaged in the business of making private equity and other types of investments.

The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each executive officer and director of OEP Parent LLC. Unless otherwise indicated, the current business address of each person is c/o One Equity Partners, 320 Park Avenue, New York, New York 10022 and the telephone number is (212) 277-1500.

Name and Position	Citizenship	Present Principal Occupation or Employment; Name, Material Positions Held During Past Five Years
Richard M. Cashin Managing Partner	United States	Managing Partner of One Equity Partners

Christian P. Ahrens Managing Director	United States	See response for the Parent

Raphael de Balmann Managing Director	United States	Managing Director of One Equity Partners starting in 2009. Prior to joining One Equity Partners, Mr. de Balmann was a Principal at Paine & Partners and Fox Paine & Company. Before this, Mr. de Balmann worked in the private equity groups of Lazard and Blackstone.

Gregory A. Belinfanti Managing Director	United States	See response for the Parent

Henry H. Briance Managing Director	United States	Managing Director of One Equity Partners

James B. Cherry Managing Director	United States	Managing Director of One Equity Partners

Andrew G. Dunn Managing Director	United States	Managing Director of One Equity Partners starting in 2008. Prior to joining one Equity Partners, Mr. Dunn worked at the Boston Consulting Group, where he primarily served clients in the media and telecommunications sectors.

Colin M. Farmer Managing Director	United States	Managing Director of One Equity Partners

David Han Managing Director	United States	Managing Director of One Equity Partners

Joseph P. Huffsmith Managing Director	United States	Managing Director of One Equity Partners

Thomas J. Kichler Managing Director	United States	Managing Director of One Equity Partners

James W. Koven Managing Director	United States	Managing Director of One Equity Partners

Joseph G. Michels Managing Director	United States	Managing Director of One Equity Partners

Jac Nasser Managing Director	United States	Managing Director of One Equity Partners

David Robakidze Managing Director	United States	Managing Director of One Equity Partners starting in 2008. Prior to joining One Equity Partners, Mr. Robakidze was Head of Merchant Banking at Ener1Group Inc, a New York investment firm with holdings in alternative energy, media, technology and natural resources. Earlier, Mr. Robakidze founded and served as President of RH Capital LLC, deploying private U.S. capital in emerging markets opportunities.

Name and Position	Citizenship	Present Principal Occupation or Employment; Name, Material Positions Held During Past Five Years
Charles W. Scharf Managing Director	United States	Managing Director of One Equity Partners starting in 2011. Prior to joining OEP, Mr. Scharf spent 7 years as the Chief Executive Officer of Retail Financial Services, one of JPMorgan Chase’s six lines of business. Mr. Scharf was a member of the firm’s Operating Committee and its Executive Committee.

Richard W. Smith Managing Director	United States	Managing Director of One Equity Partners

David A. Walsh Managing Director	United States	Managing Director of One Equity Partners

William H. Wangerin Managing Director	United States	Managing Director of One Equity Partners

Matthew P. Hughes Vice President	United States	See response for the Parent

Ravish V. Patwardhan Managing Director	United States	Managing Director of One Equity Partners starting in 2012. Dr. Patwardhan is also a neurosurgeon. Prior to joining One Equity Partners, Dr. Patwardhan founded several healthcare and other companies and served as a Consultant to several major medical device companies. Dr. Patwardhan has served on the Boards of Community Renewal International and local chapters of the American Red Cross and Chamber of Commerce.

Kathryn L. Bryan Chief Financial Officer	United States	Chief Financial Officer of One Equity Partners since 2012

Judah A. Shechter General Counsel	United States	Managing Director and Assistant General Counsel of J.P. Morgan Chase & Co. and General Counsel of One Equity Partners

Si-Yeon Kim Chief Compliance Officer	United States	Chief Compliance Officer of One Equity Partners starting in 2012. Prior to joining One Equity Partners she worked as Regional General Counsel of Avon Products, Inc.’s Asia & Pacific Business Unit from 2008-2012 and as an Assistant General Counsel of Avon Products, Inc. in their Global Headquarters in New York from 2006-2007.

Colleen a. Greenrod Vice President	United States	Vice President of One Equity Partners

Jessica R. Marion Vice President	United States	Vice President of One Equity Partners

Asha T. Eapen Vice President	United States	Vice President of One Equity Partners

Dora M. Stojka Vice President	United States	Vice President of One Equity Partners

Elizabeth De Guzman Vice President and Assistant Secretary	United States	Vice President and Assistant General Counsel of JPMorgan Chase & Co.

The Letter of Transmittal and Share Certificates and any other required documents should be sent or delivered by each record stockholder or the stockholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary. Stockholders submitting Share Certificates representing Shares to be tendered must deliver such Share Certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Share Certificates or Letters of Transmittal will not be accepted. The Letter of Transmittal and Share Certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

By First Class Mail:	By Facsimile Transmission:	By Registered Certified or Express Mail:
Computershare Trust Company, N.A. Attn: Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	(For Eligible Institutions Only) (617) 360-6810	Computershare Trust Company, N.A. Attn: Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021
To Confirm Facsimile Transmissions:
(781) 575-2332 (For Confirmation Only)

Questions and requests for assistance may be directed to the Information Agent at its address, telephone numbers and email address set forth below. Requests for copies of this Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent. Such copies will be furnished promptly at the Purchaser’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

199 Water Street, 26th Floor

New York, NY 10038

(888) 505-6583 (Toll Free)

Banks and Brokerage Firms please call:

(212) 440-9800

Email: MModal@georgeson.com